Exhibit 2.1

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of this 30th day of March, 2009 by and among Cobham Defense Electronic Systems Corporation, Inc., a Massachusetts corporation (“CDES”), Lockman Electronic Holdings Limited, a corporation organized under the laws of England and Wales (“Lockman” and, together with CDES, “Sellers”, and each a “Seller”) and Kiwi Stone Acquisition Corp., a Delaware corporation (“Purchaser”). Each of the Sellers and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers, through certain of their Subsidiaries, are engaged in the Business;

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Conveyed Entities (collectively, the “Shares”), as set forth in Schedule 3.3(b) of the Seller Disclosure Letter, and CDES or one of its Affiliates is the owner of the Non-Transferred Assets and the Conveyed Intellectual Property; and

WHEREAS, the Parties desire that, in exchange for the Purchase Price, (i) at the Closing, Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase from Sellers, all of the Shares, and (ii) at or after the Closing, Sellers shall (as directed by Purchaser) sell and transfer to Purchaser or an Affiliate of Purchaser, the Non-Transferred Assets and the Conveyed Intellectual Property.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accountant” shall have the meaning set forth in Section 2.3(h).

“Actual Value” shall have the meaning set forth in Section 2.4(c)(iii).

“ADSP Allocation” shall have the meaning set forth in Section 7.14(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Claims” shall have the meaning set forth in Section 8.6(c).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.8(a).

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Authority having jurisdiction pursuant to applicable Antitrust Laws with respect to the transactions contemplated hereby.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal or state Laws or Orders or Laws or Orders of any other country, in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Employee” shall have the meaning set forth in Section 5.6A(a).

“Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.6(a).

“Basic Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(i)(A).

“Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other bonus, stock option, equity, severance, termination pay, management bonus, consulting, relocation, employment, change-in-control, fringe benefit, deferred compensation, perquisite, tuition reimbursement and incentive plan, agreement, program or policy or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, contributed to or maintained by a Conveyed Entity or Tyco or any trade or business (whether or not incorporated) that is treated as a single employer with a Conveyed Entity or Tyco within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any Business Employee or with respect to which a Conveyed Entity may have any obligation or with respect to which Tyco or any ERISA Affiliate has or may have any liability or obligation with respect to a Business Employee and any International Employee Plan. For the avoidance of doubt, for purposes hereof a “collective bargaining” plan or arrangement shall not include any works council, national union or similar body or organization, or the statutory obligations pertaining thereto.

“Bidder Representative” shall mean any of Purchaser’s directors, officers, employees, advisors and agents to whom Evaluation Material (as defined in the Confidentiality Agreement) was disclosed under the Confidentiality Agreement.

“Books and Records” shall have the meaning set forth in Section 3.10.

“Business” shall mean the design, manufacture, sale, maintenance, procurement and distribution of the products (including components thereof), and the services related thereto, in each of the following product lines: (A) the Power Hybrids Operation (PHO), GaAs / SiGe ICs, Broadband, Components and Diodes; (B) the Infrastructure products line; (C) the product lines manufactured, sold and distributed by Laser Diode Incorporated; and (D) the Auto Solutions product line, in each case, as such activities are or were carried out by the Conveyed Entities, Sellers and/or their respective Affiliates or Tyco and/or its Affiliates during the period beginning immediately prior to the Tyco Closing Date through and including immediately prior to the Closing Date, and any other activities, operations or business of, including, without limitation, with respect to any other products designed, manufactured, sold, maintained or distributed by, the Conveyed Entities, and any services related thereto as at immediately prior to the Closing Date; provided, however, that the term “Business” does not include the manufacture of products and supply of services supplied to the Conveyed Entities pursuant to the Supply and Foundry Agreement or the rights of the Conveyed Entities under the IP Cross License Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or San Francisco, California are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean and include, without limitation, each individual listed on Schedule 1.1(a) of the Seller Disclosure Letter who, immediately prior to the Closing: (i) shall be (or, in the case of clause (C) in subsection (ii) below, is scheduled to become) an employee of a Conveyed Entity or an employee of a Seller, Tyco or one of their Affiliates that is primarily employed in the Business; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or being on short-term disability (including maternity leave) workers’ compensation, vacation, parental leave of absence, military leave of absence or other authorized leave of absence; or (C) shall have received an offer of employment with the Business in the ordinary course of the Business consistent with past practice from a Conveyed Entity or an Affiliate of Sellers or Tyco or an Affiliate of Tyco (in each case, as permitted by this Agreement) on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Any employee of Sellers or its Affiliates or of Tyco or its Affiliates who is not otherwise a Business Employee but who is offered and accepts employment with Purchaser or its Affiliates, pursuant to mutual agreement with each of the Sellers and Tyco and otherwise in compliance with Section 5.9 hereof, during the ninety (90) days following the Closing Date, shall be deemed to be a Business Employee as of the date of actual employment with Purchaser or its Affiliates. The individuals listed on Schedule 1.1(b) of the Seller Disclosure Letter shall not be deemed to be Business Employees.

“Business Products” shall mean the products and services of the Business.

“Business Revenues” shall mean, for any period, the aggregate revenues directly attributable to the Business during such period derived in the ordinary course of business from sales by the Conveyed Entities or their Affiliates of the Business Products as of the Closing Date determined in accordance with GAAP, as consistently applied by Purchaser.

“Claim Certificate” shall have the meaning set forth in Section 8.6(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.5(a).

“Closing Date Working Capital” shall have the meaning set forth in Section 2.4(c).

“Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Closing Statement Disputed Item” shall have the meaning set forth in Section 2.4(c).

“Closing Statement Dispute Notice” shall have the meaning set forth in Section 2.4(b).

“COBRA” shall have the meaning set forth in Section 5.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 8.5.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of October 22, 2008 between CDES and GaAs Labs, LLC.

“Contest” shall mean any audit, court proceeding or other dispute with respect to any Tax matter that affects any of the Conveyed Entities.

“Contract” shall mean any legally binding contract, note, loan, lease, purchase order, letter of credit, license, undertaking, instrument or other agreement, whether written or oral, including all amendments thereto.

“Conveyed Entities” shall mean those entities listed on Schedule 3.3(a) of the Seller Disclosure Letter and each Subsidiary of any such entity, and each of the Conveyed Entities shall be referred to individually as a “Conveyed Entity.”

“Conveyed Intellectual Property” means any and all Intellectual Property that (i) is a Transferred Asset; or (ii) is owned by, or held in the name of, any of the Conveyed Entities or any of their Subsidiaries as of the date hereof; or (iii) is or should have been listed on Schedule 3.14(b)(i) of the Seller Disclosure Letter; or (iv) is otherwise a Conveyed Patent.

“Conveyed Patent” means any United States or foreign patent, patent application, or invention disclosure that is (A) either (i) listed on Schedule 3.14(b)(i) of the Seller Disclosure Letter, (ii) primarily related to, or invented in the course of the conduct of, the Business, or (iii) claims priority from or to any of the foregoing or is related to any of the foregoing by a terminal disclaimer; and (B) is not Licensed Intellectual Property.

“Covered Benefit Plan” shall have the meaning given in Section 3.16(b).

“Delayed Transfer Assets” shall mean those assets primarily relating to the Business in the Delayed Transfer Countries.

“Delayed Transfer Countries” shall mean China, India, and South Korea.

“Delayed Transfer Liabilities” shall mean those Liabilities, other than Liabilities for Taxes, to the extent relating to the Delayed Transfer Assets.

“Dollars” and “$” shall each mean lawful money of the United States.

“Earn-Out Cap” shall have the meaning set forth in Section 2.3(b).

“Earn-Out Disputed Item” shall have the meaning set forth in Section 2.3(h).

“Earn-Out Dispute Notice” shall have the meaning set forth in Section 2.3(g).

“Earn-Out Payment” shall have the meaning set forth in Section 2.3(f).

“Earn-Out Revenue” shall have the meaning set forth in Section 2.3(f).

“Earn-Out Statement” shall have the meaning set forth in Section 2.3(f).

“Effective Time” shall have the meaning set forth in Section 2.5(a).

“Environmental Indemnity Claim” shall have the meaning set forth in Section 8.2(c).

“Environmental Law” shall mean any Law, Order or other requirement of Law for the protection of the environment, for the use, transport, treatment, storage, disposal, discharge, emission, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance, chemical, emission, waste or material listed, classified or regulated as “hazardous”, “toxic”, or constituting a “pollutant”, “contaminant” or any similar term under such Environmental Law (collectively, “Hazardous Substances”), or otherwise relating to a Hazardous Substance Activity.

“Environmental Permits” shall have the meaning set forth in Section 3.11(b).

“Environmental Representations Claim” shall have the meaning set forth in Section 8.2(c).

“Environmental Standalone Claim” shall have the meaning set forth in Section 8.2(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall have the meaning set forth in the definition of Benefit Plan.

“EU Business Employee” shall mean any Business Employee employed by a Conveyed Entity based in any member state of the European Union, ordinarily working in any member state of the European Union.

“Evaluation Material” shall have the meaning set forth in Section 5.1(b).

“Excluded Environmental Liabilities” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person arising out of the stock and assets acquired by Sellers under the Tyco Agreement (other than, in each case, to the extent arising on any of the Leased Real Properties), including: (i) the presence on or before the Closing Date of any Hazardous Substances in the soil, groundwater, surface water, air or building materials of any real property (“Pre-Existing Contamination”); (ii) any Hazardous Substances Activity conducted on any real property prior to the Closing Date (“Pre-Closing Hazardous Substances Activities”); (iii) the exposure of any person to Pre-Existing Contamination or to Hazardous Substances in the course of or as a consequence of any Pre-Closing Hazardous Substances Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (iv) the violation of any Environmental Laws prior to the Closing Date or in connection with any Pre-Closing Hazardous Substances Activities prior to the Closing Date; (v) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vi) any of the foregoing to the extent they continue after the Closing Date.

“Expiration Date” shall have the meaning set forth in Section 8.1.

“Final Determination” shall mean, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the parties to an administrative or judicial proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

“Final Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Period” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Revenue” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Tier I Target” shall have the meaning set forth in Section 2.3(a)(iii).

“Final Earn-Out Tier II Target” shall have the meaning set forth in Section 2.3(a)(iii)(B).

“Final Earn-Out Tier III Target” shall have the meaning set forth in Section 2.3(a)(iii)(C).

“Finance Services Agreement” shall mean the Finance Services Agreement by and between M/A-COM Technology Solutions Inc. and Cobham Defense Electronic Systems – M/A-COM Inc. to be entered into as of the Closing in substantially the form attached as Exhibit I.

“First Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Period” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Revenue” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Tier I Target” shall have the meaning set forth in Section 2.3(a)(i).

“First Earn-Out Tier II Target” shall have the meaning set forth in Section 2.3(a)(i)(B).

“First Earn-Out Tier III Target” shall have the meaning set forth in Section 2.3(a)(i)(C).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Contract” shall mean any Contract entered into by any Conveyed Entity or by or on behalf of the Business with (i) the United States government or (ii) any subcontract which by its terms relates to a Contract to which the United States government is a party thereto.

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” shall have the meaning set forth in the definition of Environmental Law.

“Hazardous Substances Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

“High Value” shall have the meaning set forth in Section 2.4(c)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Taxes” shall mean any Taxes based on or measured by or with respect to gross or net income or gross receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, and Taxes on Tax preference items, but excluding sales Taxes, value-added Taxes, or similar Taxes), together with any interest, penalties, or additions imposed with respect thereto.

“Indebtedness” of any Person shall mean indebtedness of such Person for borrowed money. For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations or any current Liabilities for trade payables or accrued expenses incurred and payable in the ordinary course of business.

“Indemnified Party” shall have the meaning set forth in Section 8.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.6(a).

“In-Licenses” shall have the meaning set forth in Section 3.14(c).

“Intellectual Property” shall mean all rights in any United States or foreign jurisdiction in, arising under or associated with any of the following: (i) patents and applications therefore; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks and all appurtenant goodwill thereto; (iii) registered and unregistered copyrights and applications for registration; (iv) Internet domain names, applications and reservations therefore and uniform resource locators; and (v) trade secrets and similar rights in proprietary information not otherwise listed in (i) through (iv) above, including rights in unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Intellectual Property License” shall have the meaning set forth in Section 3.14(c).

“International Benefit Plan” shall have the meaning set forth in Section 3.16(d).

“Inventory” shall mean any inventory, including goods, purchased and manufactured parts, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, samples and other consumables.

“IP Cross License Agreement” shall mean the Intellectual Property Cross License Agreement between CDES and M/A-COM Technology Solutions Inc. to be entered into at the Closing in substantially the form attached hereto as Exhibit B.

“Irish Shares” shall mean the outstanding shares of capital stock of M/ACOM Cork.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“ISRA” shall have the meaning set forth in Section 5.18.

“Knowledge of Sellers” shall have the meaning set forth in Section 1.4.

“Law” shall mean any federal, state, territorial, foreign or local law, common law, statute, directive, or ordinance or any rule, regulation or code of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 3.15(a).

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” means the Intellectual Property licensed to the Conveyed Entities or Purchaser in the IP Cross License Agreement.

“Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.

“Litigation” shall have the meaning set forth in Section 3.8.

“Loss” or “Losses” shall mean any claims, actions, causes of action, judgments, awards and losses, Liabilities, costs or damages (including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses); and, only to the extent payable in respect of a Third-Party Claim, punitive or exemplary damages; provided that, “Losses” shall not include any internal costs and expenses (or any allocation thereof), including for the avoidance of doubt internal employee costs, of any Seller Indemnitees or any Purchaser Indemnitees, as the case may be.

“Lower Working Capital Limit” shall have the meaning set forth in Section 2.4(d)(i).

“Low Value” shall have the meaning set forth in Section 2.4(c)(i).

“M/ACOM Cork” means M/ACOM Technology Solutions (Cork) Limited.

“Major Disposition” shall have the meaning set forth in Section 2.3(n).

“Mark” shall have the meaning set forth in Section 5.12.

“Material Adverse Effect” shall mean any circumstances, change or effect, when taken individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the assets (tangible or intangible), operations, results of operations or condition (financial or otherwise) of the Business or the Conveyed Entities, taken as a whole; provided, however, that changes or effects to the extent relating to: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or interpretations thereof or changes in accounting requirements or principles (including

GAAP); (iii) changes affecting industries, markets or geographical areas in which the Business operates, including, but not limited to, the present downturn in the semiconductor market; (iv) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser or Sellers required to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (v) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; or (vi) any failure by the Business to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred, provided, however, that (A) with respect to clauses (i) and (iii) of this definition, such circumstance, changes or effects do not have a disproportionate or unique effect the Business, and (B) it is understood that the underlying cause or causes of any failure described in clause (vi) of this definition may constitute, or be considered in any determination of, a Material Adverse Effect.

“Material Contracts” shall have the meaning set forth in Section 3.12(a).

“Maximum Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(i)(D).

“Minor Disposition” shall have the meaning set forth in Section 2.3(o).

“Net Proceeds” shall have the meaning set forth in Section 2.3(m).

“NFA Letter” shall have the meaning set forth in Section 8.2(d)(iii).

“NJDEP” shall have the meaning set forth in Section 5.18.

“NJ Sites” shall have the meaning set forth in Section 5.18.

“Noncompete Term” shall have the meaning set forth in Section 5.19(a).

“Non-EU Business Employee” shall mean any Business Employee who is not an EU Business Employee.

“Non-Transferred Assets” shall mean all Transferred Assets (including any Conveyed Intellectual Property), in each case, to the extent such assets, as of the date of hereof, have not been validly transferred to any of the Conveyed Entities.

“Objection Certificate” shall have the meaning set forth in Section 8.6(b).

“Omission Notice” shall have the meaning set forth in Section 5.14.

“Omitted Asset” shall have the meaning set forth in Section 5.14.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbiter.

“Out-Licenses” shall have the meaning set forth in Section 3.14(c).

“Overall Cap Amount” shall have the meaning set forth in Section 8.4(d).

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Payee” shall have the meaning set forth in Section 7.11.

“Payor” shall have the meaning set forth in Section 7.11.

“Per-Claim Deductible” shall have the meaning set forth in Section 8.4(a)(i).

“Performance Bonus” shall mean any cash bonus payable under a Benefit Plan to a Business Employee on the basis of achievement of pre-determined performance of CDES or any of its Affiliates, a subdivision of CDES or any of its Affiliates, Tyco, or a subdivision of Tyco, or such Business Employee for the 2008 fiscal year or any prior fiscal year. For the avoidance of doubt, any awards, commissions, bonuses or targeted annual income incentive payments earned by the Business’ sales force shall not be deemed a Performance Bonus.

“Permit” shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.

“Permitted Liens” shall mean: (i) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid after payment thereof is due and payable without penalty; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (iii) easements, covenants, conditions and restrictions, whether of record or not, which would not materially interfere with the conduct of the Business; (iv) any zoning or other governmentally established restrictions or encumbrances; (v) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations; (vi) mechanic’s, materialman’s, warehouse man’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; (vii) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs; (viii) other Liens, if any, that do not have a material and adverse impact on the value, use or operation of the assets subject thereto; and (ix) Liens listed on Schedule 1.1(c) of the Seller Disclosure Letter.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Transferred Contract” shall have the meaning set forth in Section 5.13(a).

“Pre-Closing Hazardous Substances Activities” shall have the meaning set forth in the definition of Excluded Environmental Liabilities.

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date.

“Pre-Closing Period Tax Returns” shall have the meaning set forth in Section 7.4(a).

“Predecessor Cafeteria Plan” shall mean the cafeteria plans in which Transferred Employees are eligible to participate as of the Closing Date.

“Predecessor Entity” means any entity, including Tyco, Sellers, any of their Affiliates or other entity that owned or purported to own any asset that was, is required to be, or was purported to have been, assigned, contributed or transferred to any Conveyed Entity or any entity that was a predecessor entity to any Conveyed Entity related to the Business.

“Predecessor Savings Plan” shall mean the Cobham Retirement Savings and Investment Plan and if, by the relevant date, Sellers or their Affiliates have replaced such plan with another plan “Predecessor Savings Plan” shall also mean such other plan.

“Pre-Existing Contamination” shall have the meaning set forth in the definition of Excluded Environmental Liabilities.

“Proceeding” shall have the meaning set forth in Section 10.9(b).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 5.5(f).

“Purchaser Group” shall have the meaning set forth in Section 5.19.

“Purchaser Group Restricted Activities” shall have the meaning set forth in Section 5.19.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.2(a).

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.5(c).

“Purchaser’s Refunds” shall have the meaning set forth in Section 7.7(b).

“Quarterly Report” shall have the meaning set forth in Section 2.3(e).

“Real Property” shall have the meaning set forth in Section 3.15(a).

“Real Property Lease” shall have the meaning set forth in Section 3.15(b).

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority anywhere in the world, including the United State Patent Office (“PTO”) or United States Copyright Office.

“Re-Opener” shall have the meaning set forth in Section 8.2(d)(iii).

“Representatives” of any Person shall mean such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Revolving Credit Agreement” shall have the meaning set forth in Section 2.5(b)(iv).

“Sale of the Business” shall have the meaning set forth in Section 2.3(m).

“Second Earn-Out Payment” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Period” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Revenue” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Tier I Target” shall have the meaning set forth in Section 2.3(a)(ii).

“Second Earn-Out Tier II Target” shall have the meaning set forth in Section 2.3(a)(ii)(B).

“Second Earn-Out Tier III Target” shall have the meaning set forth in Section 2.3(a)(ii)(C).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.14(a).

“Secured Promissory Note” shall have the meaning set forth in Section 2.2(c).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” or “Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Seller Disclosure Letter” shall have the meaning set forth in the preamble to ARTICLE III.

“Seller Group” shall have the meaning set forth in Section 5.19.

“Seller Group Restricted Activities” shall have the meaning set forth in Section 5.19(a).

“Seller Indemnitees” shall have the meaning set forth in Section 8.3.

“Sellers’ Refunds” shall have the meaning set forth in Section 7.7(a).

“Sellers’ Taxes” shall have the meaning set forth in Section 7.1.

“Services in France” shall have the meaning set forth in Section 5.6A(e).

“Set-Off Right” shall have the meaning set forth in Section 10.15.

“Shares” shall have the meaning set forth in the recitals hereto.

“Short Term Note” shall have the meaning set forth in Section 2.2(c).

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities, (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend to incur, or believe it will incur Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Straddle Period” shall have the meaning set forth in Section 7.3(a).

“Straddle Period Returns” shall have the meaning set forth in Section 7.4(b).

“Sublease Agreement” shall mean the Sub-Sublease Agreement between Purchaser and Cobham Defense Electronic Systems – M/A-COM Inc. relating to a portion of the Pawtucket Boulevard property to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Subsequent Employee Transfer Date” shall mean the applicable date on which Applicable Employees become employees of Purchaser or one of its Affiliates; provided, however, that such date shall not be later than the eighteen (18) month anniversary of September 26, 2008.

“Subsequent Transfer” shall mean each transfer of Delayed Transfer Assets and Delayed Transfer Liabilities pursuant to Section 2.7.

“Subsequent Transfer Date” shall mean each date on which a transaction contemplated by Section 2.7 occurs.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Supply and Foundry Agreement” shall mean the Mutual Foundry, Supply, Purchasing and Services Agreement between Cobham Defense Electronic Systems – M/A-COM Inc. and M/A-COM Technology Solutions Inc. to be entered into as of the Closing in substantially the form attached hereto as Exhibit D.

“Tax Claim” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnified Party” shall have the meaning set forth in Section 7.6(d).

“Tax Indemnifying Party” shall have the meaning set forth in Section 7.6(d).

“Tax Notice” shall have the meaning set forth in Section 7.6(d).

“Tax Objection Notice” shall have the meaning set forth in Section 7.6(e).

“Tax Return” shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, including the Foreign Investment in Real Property Tax Act, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean any federal, state, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto.

“Taxing Authority” or “Taxing Authorities” shall mean any Governmental Authority or Authorities having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Taxing Authority Notice” shall have the meaning set forth in Section 7.6(d).

“Third-Party Claim” shall have the meaning set forth in Section 8.7(a).

“Top Customer” shall mean the top ten (10) customers of the Business, based on total revenue for the twelve (12) months ended as of the Balance Sheet Date.

“Transaction Documents” means this Agreement (including the letter attached as Exhibit J hereto), the Transition Services Agreement, the IP Cross License Agreement, the Supply and Foundry Agreement, the Sublease Agreement, the Secured Promissory Note, the Short Term Note, the Finance Services Agreement, the Revolving Credit Agreement and any other written agreements entered into in accordance with the terms of this Agreement.

“Transfer Regulations” means any Law implementing the provisions of Council Directive 2001/23/EEC dated 12 March 2001.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, value added, goods and services, registration, occupation, privilege, or other such similar taxes, fees and costs (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Assets” shall mean any and all assets, whether tangible or intangible (but other than Real Property), purchased by or transferred to CDES or its Affiliates under the Tyco Agreement, or acquired, or made available to the Business, by either Sellers or their Affiliates (including the Conveyed Entities) on or after the Tyco Closing Date, in each case, (i) that are primarily related to, used as a material asset in, or necessary for the operation of, the Business, including as such business has been conducted from and after the Tyco Closing Date, (ii) that will be necessary to the operation of the Business by the Conveyed Entities and Purchaser following the Closing Date in the same manner as operated during the period beginning immediately prior to the Tyco Closing Date through and including immediately prior to the Closing Date, or (iii) that are otherwise owned by any of the Conveyed Entities; provided that, “Transferred Assets” shall not include (A) those Intellectual Property assets licensed to the Conveyed Entities pursuant to the IP Cross License Agreement and (B) those assets, the use and benefit of which, the Conveyed Entities will obtain under the Transition Services Agreement, the Sublease or the Supply and Foundry Agreement; but, for the avoidance of doubt, “Transferred Assets” shall include (x) the accounts receivable, notes receivable and other receivables of the Business and (y) ownership of the “M/A-COM” name, trademark and all associated rights and all domain names incorporating the “M/A-COM” or “MACOM” names.

“Transferred Employee” and “Transferred Employees” shall have the meaning set forth in Section 5.5(a).

“Transition Services Agreement” shall mean the Transition Services Agreement between CDES and Purchaser to be entered into and effective as of the date hereof in substantially the form attached hereto as Exhibit E.

“Tyco” shall mean Tyco Electronics Group S.A., a company organized under the laws of Luxembourg, and it subsidiaries, as applicable.

“Tyco Agreement” shall mean that certain Stock and Asset Purchase Agreement by and between Tyco, CDES and Cobham plc, dated as of May 12, 2008.

“Tyco Closing Date” shall mean the “Closing Date” as such term is defined in the Tyco Agreement.

“Unassumed Liabilities” shall have the meaning set forth in Section 8.2(a).

“Unpaid Transaction Expenses” shall mean all fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (including all legal, accounting, financial advisory, and consulting fees) that have not been paid, but have become due, on or before the Closing Date, or are reasonably expected to become due after Closing.

“Upper Working Capital Limit” shall have the meaning set forth in Section 2.4(d)(i).

“U.S. Business Employee” shall mean any Business Employee ordinarily working in the United States or employed by a Conveyed Entity based in the United States.

“WARN Act” shall have the meaning set forth in Section 3.17(f).

“Working Capital” shall mean the current assets of the Conveyed Entities (excluding deferred income tax assets) less the current liabilities of the Conveyed Entities (excluding (a) interest obligations but including other contractual payment obligations related to the License Agreement, dated as of October 10, 2001, by and between M/A-COM, Inc. and Xemod Incorporated, and (b) deferred income tax liabilities) owned or owing by the Conveyed Entities, taken as a whole, and determined in accordance with the policies, principles, practices and methodologies set forth on Exhibit A primarily, and otherwise in accordance with GAAP. The calculations of the Lower Working Capital Limit and the Upper Working Capital Limit have been included in Exhibit F.

“2010/2011 Earn-Out Payments” shall have the meaning set forth in Section 2.3(a)(iii).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

(b) the phrase “made available,” when used in this Agreement, shall mean that the information referred to has been posted to the virtual data room located at https://services.intralinks.com/logon.html established by Sellers by 9:00 A.M. New York time on the Closing Date;

(c) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

(d) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(e) references to “day” or “days” are to calendar days;

(f) references to “the date hereof” shall mean as of the date of this Agreement;

(g) unless expressly indicated otherwise, the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j) reference to any U.S. statute, bylaw, regulation, rule, delegated legislation or order, in relation to any assets owned, Liabilities incurred, company incorporated in, or business carried on in any jurisdiction other than the U.S., shall be deemed to include what most nearly approximates such statute, bylaw, regulation, rule, delegated legislation or order in that jurisdiction to that reference.

Section 1.3 Exhibits and Seller Disclosure Letter. The Exhibits to this Agreement and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers,” such knowledge shall mean to the actual knowledge (as distinguished from constructive or imputed knowledge) of those individuals listed on Schedule 1.4 of the Seller Disclosure Letter.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell to Purchaser, and Purchaser agrees to purchase from the respective Seller, the Shares free and clear of all Liens, and any Non-Transferred Assets which have not been transferred to Purchaser or any of the Conveyed Entities prior to the date hereof free and clear of all Liens, other than Permitted Liens. The certificates, if any, representing the Shares shall be duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Seller or by such other instruments of transfer as are reasonably acceptable to Purchaser (including any power of attorney or other authority under which any transfer has been executed).

Section 2.2 Purchase Price. In consideration of the sale and transfer of the Shares and any Non-Transferred Assets (as described in Section 2.1 above), Purchaser agrees to pay to Sellers the following consideration (collectively, the “Purchase Price”), subject to adjustment pursuant to this Agreement:

(a) at Closing, an amount of cash equal to Twenty-Five Million Dollars ($25,000,000) (the “Closing Cash Consideration”);

(b) at Closing, the issuance by Purchaser to Sellers of a Short Term Promissory Note in the form attached hereto as Exhibit G in the principal amount of Five Million Dollars ($5,000,000) (the “Short Term Note”);

(c) at Closing, the issuance by Purchaser to Sellers of a Secured Promissory Note in the form attached hereto as Exhibit H in the principal amount of Thirty Million Dollars ($30,000,000) (the “Secured Promissory Note”); and

(d) the Earn-Out Payments, if any, payable at such times after Closing pursuant to and otherwise in accordance with Section 2.3.

Section 2.3 Earn-Out Payments. (a) Upon the terms and conditions set forth in this Agreement, following the Closing Date, upon final determination thereof in accordance with this Section 2.3, Purchaser shall make the following additional payments, if any, to Sellers:

(i) In the event that, during the fiscal year beginning on October 1, 2009 and ending on September 30, 2010 (the “First Earn-Out Period”), the Purchaser generates Business Revenues (such Business Revenues, the “First Earn-Out Revenue”) in an amount equal to or greater than Two-Hundred Thirty Million Dollars ($230,000,000) (the “First Earn-Out Tier I Target”), then Purchaser shall, on a one-time basis, pay to Sellers an amount calculated as follows (such payment, the “First Earn-Out Payment”):

(A) if the First Earn-Out Revenue is equal to the First Earn-Out Tier I Target, the First Earn-Out Payment shall be Five Million Dollars ($5,000,000) (the “Basic Earn-Out Payment”); or

(B) if the First Earn-Out Revenue is greater than the First Earn-Out Tier I Target but equal to or less than Two-Hundred Fifty Million Dollars ($250,000,000) (the “First Earn-Out Tier II Target”), then the First Earn-Out Payment shall equal the sum of (i) the Basic Earn-Out Payment, plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the First Earn-Out Revenue, minus, (b) the First Earn-Out Tier I Target, by (2) Twenty Million (20,000,000); or

(C) if the First Earn-Out Revenue is greater than the First Earn-Out Tier II Target but less than Two-Hundred Sixty-Five Million Dollars ($265,000,000) (the “First Earn-Out Tier III Target”), then the First Earn-Out Payment shall equal the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the First Earn-Out Revenue, minus, (b) the First Earn-Out Tier II Target, by (2) Fifteen Million (15,000,000); or

(D) if the First Earn-Out Revenue is equal to or greater than the First Earn-Out Tier III Target, then the First Earn-Out Payment shall equal Fifteen Million Dollars ($15,000,000) (the “Maximum Earn-Out Payment”).

For the avoidance of doubt, if the First Earn-Out Revenue is less than the First Earn-Out Tier I Target, no payment shall be made to Sellers in respect of the First Earn-Out Period.

(ii) In the event that, during the fiscal year beginning on October 1, 2010 and ending on September 30, 2011 (the “Second Earn-Out Period”), the Purchaser generates Business Revenues (such Business Revenues, the “Second Earn-Out Revenue”) in an amount equal to or greater than Two-Hundred Forty-Five Million Dollars ($245,000,000) (the “Second Earn-Out Tier I Target”), then Purchaser shall, on a one-time basis, pay to Sellers an amount calculated as follows (such payment, the “Second Earn-Out Payment”):

(A) if the Second Earn-Out Revenue is equal to the Second Earn-Out Tier I Target, the Second Earn-Out Payment shall be the Basic Earn-Out Payment; or

(B) if the Second Earn-Out Revenue is greater than the Second Earn-Out Tier I Target but equal to or less than Two-Hundred Sixty-Five Million Dollars ($265,000,000) (the “Second Earn-Out Tier II Target”), then the Second Earn-Out Payment shall equal the sum of (i) the Basic Earn-Out Payment, plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Second Earn-Out Revenue, minus, (b) the Second Earn-Out Tier I Target, by (2) Twenty Million (20,000,000); or

(C) if the Second Earn-Out Revenue is greater than the Second Earn-Out Tier II Target but less than Two-Hundred Eighty Million Dollars ($280,000,000) (the “Second Earn-Out Tier III Target”), then the Second Earn-Out Payment shall equal the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Second Earn-Out Revenue, minus, (b) the Second Earn-Out Tier II Target, by (2) Fifteen Million (15,000,000); or

(D) if the Second Earn-Out Revenue is equal to or greater than the Second Earn-Out Tier III Target, then the Second Earn-Out Payment shall equal the Maximum Earn-Out Payment.

For the avoidance of doubt, if the Second Earn-Out Revenue is less than the Second Earn-Out Tier I Target, no payment shall be made to Sellers in respect of the Second Earn-Out Period.

(iii) In the event that, during the fiscal year beginning on October 1, 2011 and ending on September 30, 2012 (the “Final Earn-Out Period”), the Purchaser generates Business Revenues (such Business Revenues, the “Final Earn-Out Revenue”) in an amount equal to or greater than Two-Hundred Sixty Million Dollars ($260,000,000) (the “Final Earn-Out Tier I Target”), then, if, and only if, the sum of (A) the First Earn-Out Payment, if any, plus (B) the Second Earn-Out Payment, if any (such sum, the “2010/2011 Earn-Out Payments”), is less than the Earn-Out Cap, Purchaser shall, on a one-time basis, pay to Sellers an amount calculated as follows (such payment, the “Final Earn-Out Payment”):

(A) if the Final Earn-Out Revenue is equal to the Final Earn-Out Tier I Target, the Final Earn-Out Payment shall be the Basic Earn-Out Payment, provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(A), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments; or

(B) if the Final Earn-Out Revenue is greater than the Final Earn-Out Tier I Target but equal to or less than Two-Hundred Eighty Million Dollars ($280,000,000) (the “Final Earn-Out Tier II Target”), then the Final Earn-Out Payment shall equal the sum of (i) the Basic Earn-Out Payment, plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Final Earn-Out Revenue, minus (b) the Final Earn-Out Tier I Target, by (2) Twenty Million (20,000,000), provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(B), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments; or

(C) if the Final Earn-Out Revenue is greater than the Final Earn-Out Tier II Target but less than Two-Hundred Ninety-Five Million Dollars ($295,000,000) (the “Final Earn-Out Tier III Target”), then the Final Earn-Out Payment shall equal the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) the product of (X) Five-Million Dollars ($5,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) the Final Earn-Out Revenue, minus (b) the Final Earn-Out Tier II Target, by (2) Fifteen Million (15,000,000), provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(C), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments; or

(D) if the Final Earn-Out Revenue is equal to or greater than the Final Earn-Out Tier III Target, then the Final Earn-Out Payment shall equal the Maximum Earn-Out Payment, provided, however, that if the sum of (i) the 2010/2011 Earn-Out Payments, plus, (ii) the Final Earn-Out Payment as calculated pursuant to this Section 2.3(a)(iii)(D), is greater than the Earn-Out Cap, the Final Earn-Out Payment shall equal the difference of (X) the Earn-Out Cap, minus (Y) the 2010/2011 Earn-Out Payments.

For the avoidance of doubt, if the Final Earn-Out Revenue is less than the Final Earn-Out Tier I Target, no payment shall be made to Sellers in respect of the Final Earn-Out Period.

(b) Notwithstanding anything to the contrary contained in this Agreement (and subject to the terms of the letter contained in Exhibit J hereto), the maximum possible amount of all Earn-Out Payments required to be made by Purchaser pursuant to this Section 2.3, in the aggregate, shall in no case exceed Thirty Million Dollars ($30,000,000) (the “Earn-Out Cap”).

(c) For the avoidance of doubt, the Business Revenue included in calculating any Earn-Out Payment in any Earn-Out Period shall not be included in the Business Revenue included in calculating an Earn-Out Payment in any other Earn-Out Period.

(d) If, on or prior to September 30, 2012, Purchaser shall sell or transfer all of the shares of capital stock or all or substantially all of the assets of Laser Diode Incorporated to a third Person (other than an Affiliate of Purchaser), then solely for purposes of determining Earn-Out Payments arising after the effective date of such sale or transfer, then the amounts of the First Earn-Out Tier I Target, First Earn-Out Tier II Target, First Earn-Out Tier III Target, Second Earn-Out Tier I Target, Second Earn-Out Tier II Target, Second Earn-Out Tier III Target, Final Earn-Out Tier I Target, Final Earn-Out Tier II Target and/or Final Earn-Out Tier III Target, as applicable, shall be reduced by (i) for the Earn-Out Period in which such sale or transfer is completed, an amount equal to the product of (X) Eight Million Dollars ($8,000,000), multiplied by (Y) the quotient obtained by dividing (1) the difference of (a) three-hundred and sixty-five (365), minus (b) the number of days in the period beginning on October 1st of the fiscal year of the Business in which such sale or transfer is completed and ending on the date such sale or transfer is completed by (2) three-hundred and sixty-five (365), and (ii) for all subsequent Earn-Out Periods, if any, Eight Million Dollars ($8,000,000).

(e) As soon as practicable after the end of each quarter during each Earn-Out Period in which the aggregate of all Earn-Out Payments is less than the Earn-Out Cap, but no later than forty-five (45) days after the end of such quarter, Purchaser shall transmit to Sellers a report setting forth its calculation of the Business Revenue for such quarter (the “Quarterly Report”). Each Quarterly Report shall contain the following information by product line for the three (3) month and year-to-date periods covered thereby: Business Revenue, sales orders received and the methodology which has been used to calculate the Business Revenue. Each Quarterly Report shall also contain the following information by product line: (i) the most recent year to date Business Revenue and sales order budget; (ii) the most recent year-to-date sales forecast of Business Revenue; (iii) the revised forecast of Business Revenue for the current year of the Earn-Out Period, if any, and (iv) at the end of each year, the sales budget and sales target for the following year.

(f) Within sixty (60) days following the end of each of the First Earn-Out Period, the Second-Earn-Out Period and the Final Earn-Out Period, as applicable, Purchaser shall prepare and deliver to Sellers for its review a statement (each an “Earn-Out Statement”) of the First Earn-Out Revenue, Second Earn-Out Revenue and Final Earn-Out Revenue (each, the “Earn-Out Revenue”), as applicable and the corresponding First Earn-Out Payment, Second Earn-Out Payment and Final Earn-Out Payment (each an “Earn-Out Payment”), as applicable. Each Earn-Out Statement shall be prepared in accordance with revenue recognition policies consistent with those applied by the Conveyed Entities and their predecessors for the year ended September 26, 2008 and the quarter ended December 26, 2008.

(g) Sellers shall have thirty (30) days from the date Purchaser delivers an Earn-Out Statement to complete its review of such Earn-Out Statement. In connection with the foregoing, Purchaser shall give Sellers and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, and appropriate personnel of the Conveyed Entities and Purchaser solely for purposes of its review of such Earn-Out Statement. Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly respond to all reasonable requests and inquiries of, Sellers and its Representatives, and, upon execution of a customary access letter if required by Purchaser’s outside accountants, Sellers and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Purchaser or its Representatives (including its outside accountants) to the extent such materials have been prepared by Purchaser or its Representatives and relate to the calculation of the Earn-Out Revenue to which such an Earn-Out Statement relates. Promptly following completion of its review of an Earn-Out Statement (but in no event later than ten (10) Business Days following the conclusion of the thirty (30) day period), Sellers shall submit to Purchaser a letter stating its concurrence or disagreement with the accuracy of the Earn-Out Statement; provided that, if Sellers submit a letter stating its disagreement with amounts set forth in an Earn-Out Statement (such letter, an “Earn-Out Dispute Notice”), such Earn-Out Dispute Notice will specify (i) the item or items in the Earn-Out Statement with which Sellers disagrees and its basis therefor, (ii) the adjustments that Sellers proposes to be made to the Earn-Out Revenue and/or Earn-Out Payment to which such Earn-Out Statement relates and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that Sellers shall only submit an Earn-Out Dispute Notice to the extent (A) Sellers claims Purchaser did not prepare such Earn-Out Statement in accordance with GAAP as consistently applied by Purchaser, and/or (B) Sellers’ proposed calculation will result in an adjustment to the Earn-Out Payment to which such Earn-Out Statement relates. If Sellers deliver a letter stating its concurrence with the Earn-Out Statement or if Sellers does not deliver an Earn-Out Dispute Notice within ten (10) Business Days following the conclusion of such thirty (30) day period, such Earn-Out Statement shall be final and binding upon the Parties.

(h) Following timely and proper delivery of an Earn-Out Dispute Notice, if any, Sellers and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item or items as to which there was disagreement as set forth in the Earn-Out Dispute Notice (such items, the “Earn-Out Disputed Items”), and any item or items set forth in such Earn-Out Dispute Notice as to which there is no disagreement shall be deemed agreed by the Parties. If the Parties cannot reach a resolution of any Earn-Out Disputed Items within fifteen (15) days (or longer, as mutually agreed by the Parties) after timely and proper delivery of a Earn-Out Dispute Notice by Sellers, then Sellers and Purchaser shall submit any such Earn-Out Disputed Items to a nationally recognized accounting firm that is mutually agreeable to Sellers and Purchaser (the “Accountant”) for determination. Each of Sellers and Purchaser shall execute a reasonably acceptable engagement letter, if requested to do so by the Accountant, and shall provide the Accountant with all information and documentation within its possession or control that the Accountant requests for making its determination as to the Earn-Out Disputed Items. The determination of the Accountant with respect to any Earn-Out Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant and shall be determined in accordance with this Agreement and be final and binding upon the Parties. Each of Sellers and Purchaser shall have an opportunity to submit to the Accountant written memoranda setting forth their positions with respect to any Earn-Out Disputed Items. The Accountant shall adopt a position within the range of positions submitted by Sellers and Purchaser with respect to any Earn-Out Disputed Item. The Accountant’s determination regarding any Earn-Out Disputed Item shall be based solely on whether Purchaser included such Earn-Out Disputed Item in or excluded such Earn-Out Disputed Item from the Earn-Out Statement or calculated such Earn-Out Disputed Item, as the case may be, in accordance with GAAP as consistently applied by Purchaser. The applicable Earn-Out Revenue and applicable Earn-Out Payment as finally determined in accordance herewith shall be used by the Parties as the applicable Earn-Out Revenue and applicable Earn-Out Payment for all purposes hereunder. The fees and expenses of the Accountant incurred with respect to this Section 2.3 shall be allocated between Sellers and Purchaser proportionately to reflect the amounts by which Sellers’ and Purchaser’s respective calculations of the Earn-Out Disputed Items differed from the Accountant’s final calculation of the Earn-Out Disputed Items.

(i) Any payments required to be made pursuant to this Section 2.3, if any, shall be made by wire transfer of immediately available funds to the account designated in writing by Sellers within five (5) Business Days after the final determination of the applicable Earn-Out Payment in accordance with this Section 2.3. Any payment required to be made pursuant to this Section 2.3 shall be considered by the Parties as an adjustment to the Purchase Price. If the payments required to be made pursuant to this Section 2.3 are made after the date on which they are due, then interest shall accrue from said date which interest will be calculated on the amount due on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed at a rate equal to the then applicable Default Rate (as defined in the Secured Promissory Note).

(j) Purchaser hereby agrees that, for a period beginning on the Closing Date and ending on the date that is the six (6) month anniversary thereof, Purchaser shall not sell or otherwise divest any material business line of the Business (other than all of the shares of capital stock or all or substantially all of the assets of Laser Diode Incorporated as contemplated by Section 2.3(d) above), provided, however, that, for the avoidance of doubt, the foregoing shall in no event apply to an equity financing of Purchaser so long as the net proceeds of such equity offering are contributed to the Purchaser and not distributed to the Purchaser’s equity holders.

(k) The parties understand and agree that the Earn-Out Payments payable pursuant to this Section 2.3, if any, constitute integral parts of the Purchase Price, the rights to receive such amounts will not be represented by any form of certificate, are not transferable, except by operation of law, and do not constitute an equity or ownership interest in Purchaser or any Conveyed Entity.

(l) During the period commencing on the Closing Date and ending on September 30, 2012, Purchaser shall operate the Business in the ordinary course and in good faith in a manner consistent with reasonable business practices and the then current annual budget of Purchaser for the Business and the Conveyed Entities as set forth in the then current Quarterly Report. Purchaser agrees to use commercially reasonable efforts to provide or obtain the financial and/or other support and resources to the Conveyed Entities and the Business necessary to enable them to operate as contemplated by their then current annual budget, and at a level consistent with good business practices.

(m) In the event of a Sale of the Business, Purchaser shall, concurrently therewith, pay to the Sellers the lesser of (i) the difference of (A) Thirty Million Dollars ($30,000,000), minus (B) the amount of all Earn-Out Payments paid to Sellers pursuant to this Section 2.3 prior to the date of such Sale of the Business, or (ii) the aggregate net proceeds realized by Purchaser upon such Sale of the Business (less (1) any fees, expenses and disbursements (including those of legal, financial and other advisors) to the extent related to or incurred in connection with any Sale of the Business, (2) all payments made against the principal and/or interest of the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement required to be made as a result of, or otherwise made concurrently with, a Sale of the Business, and (3) the amount of all Sellers’ Profit on Sale (as defined in the letter attached as Exhibit J hereto) paid or payable (whether in the form of cash or a note) to the Sellers contemplated by the terms of the letter attached as Exhibit J hereto prior to the date of such Sale of the Business) (the “Net Proceeds”). For purposes of this Agreement, “Sale of the Business” shall mean: (i) any merger, consolidation, reorganization, recapitalization, transfer of securities or other similar transaction as a result of which: (A) the Purchaser or any controlled Affiliate of Purchaser sells or transfers the record or direct or indirect beneficial ownership of all or substantially all of the outstanding equity securities of the Conveyed Entities, taken as a whole, to an unaffiliated third party, or (B) the present equity holders of Purchaser cease to be the record or direct or indirect beneficial owner of more than 50% of the equity interests, however classified, of Purchaser; or (ii) any transaction or series of related transactions that result, individually or in the aggregate, in the sale, transfer or other disposition to an unaffiliated third party or parties of assets of the Purchaser and the Conveyed Entities that generated more than 80% of the consolidated Business Revenue of Purchaser and the Conveyed Entities measured at the time of each such sale, transfer or other disposition based on the consolidated Business Revenues of Purchaser and the Conveyed Entities during the twelve (12) month period ending as of the Purchaser’s then most recently completed fiscal quarter prior to such sale, transfer or other disposition, taken as a whole.

(n) Purchaser shall not make a Major Disposition without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or the Conveyed Entities completes a Major Disposition, Purchaser and Sellers shall negotiate in good faith and mutually agree, in a timely manner, (i) the amount of the Earn-out Payment due and payable solely as a result of such Major Disposition (which negotiations and agreement shall be in accordance with the principles set forth in the letter attached as Exhibit J hereto); and (ii) revise any future Business Revenue targets set forth in this Section 2.3 in a manner that reflects such proportion of the Business Revenue targets attributable to the assets divested as a result of such Major Disposition. For purposes of this Agreement, a “Major Disposition” shall mean any transaction or series of transactions that, considered in the aggregate with all other such transactions cumulatively, result in the sale, transfer or other disposition to an unaffiliated third party or parties of assets of the Purchaser and the Conveyed Entities that generated more than 40% but less than or equal to 80% of the consolidated Business Revenue of Purchaser and the Conveyed Entities measured at the time of each such sale, transfer or other disposition based on the consolidated Business Revenues of Purchaser and the Conveyed Entities during the twelve (12) month period ending as of the Purchaser’s then most recently completed fiscal quarter prior to such sale, transfer or other disposition, taken as a whole (it being understood, for the sake of clarity, that in the event that two or more transactions are cumulated hereunder for the purpose of determining whether they together constitute a Major

Disposition, the percentage of Business Revenue divested in any such individual transaction shall first be determined separately by reference to the Business Revenue of Purchaser and the Conveyed Entities as of the applicable twelve (12) month period noted above for such transaction, and then the percentages of Business Revenue so determined for all such transactions shall be summed).

(o) In the event that Purchaser shall complete a Minor Disposition, Purchaser and Sellers shall negotiate in good faith, and mutually agree in a timely manner on revised Business Revenue targets set forth in this Section 2.3 that reflect the proportion of the Business Revenue targets previously in effect attributable to the assets divested as a result of such Minor Dispositions. For purposes of this Agreement, “Minor Disposition” shall mean the sale, transfer or other disposition to an unaffiliated third party or parties of assets of the Purchaser and the Conveyed Entities that generated 40% or less of the consolidated Business Revenue of Purchaser and the Conveyed Entities measured at the time of each such sale, transfer or other disposition based on the consolidated Business Revenues of Purchaser and the Conveyed Entities during the twelve (12) month period ending as of the Purchaser’s then most recently completed fiscal quarter prior to such sale, transfer or other disposition, taken as a whole.

(p) In the event that Purchaser shall (i) shut down or otherwise discontinue any material business line of the Business; or (ii) make a broad reduction in product offerings of the Business resulting in a 2% or more reduction in Business Revenue as measured against either (A) the preceding fiscal year or (B) the twelve months ended at the most recently completed fiscal quarter, Purchaser and Sellers shall negotiate in good faith, and mutually agree in a timely manner on revised Business Revenue targets set forth in this Section 2.3 that reflects the proportion of the Business Revenue targets attributable to the assets divested as a result of the shut down, discontinuation or reduction (but, for the avoidance of doubt, no acceleration of Earn-Out Payments shall occur). For the sake of clarity, no adjustment pursuant to this Section 2.3(p) shall be made in the event of a Sale of the Business, Major Disposition or Minor Disposition.

(q) In the event that the parties are unable to reach an agreement with thirty (30) days after negotiations begin or there is any dispute, controversy or claim arising from or related to Section 2.3(m), Section 2.3(n), Section 2.3(o) or Section 2.3(p), such disagreement or dispute shall be submitted to a court of competent jurisdiction as set forth in Section 10.9(b).

Section 2.4 Purchase Price Adjustment. (a) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Sellers shall prepare and deliver to Purchaser for its review a statement (the “Closing Statement”) of the Working Capital as of the Closing Date. The Closing Statement shall be prepared in a manner consistent with Exhibit A; Purchaser shall give Sellers and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, and appropriate personnel of the Conveyed Entities and Purchaser for purposes of the preparation of the Closing Statement in accordance with this Section 2.4(a) (and during the periods contemplated by this Section 2.4(a)). Purchaser shall instruct its employees (including the Transferred Employees) and Representatives to cooperate with, and promptly respond to all reasonable requests and inquiries of, Sellers and their Representatives.

(b) Purchaser shall complete its review of the Closing Statement within thirty (30) days after the delivery thereof to Purchaser. In connection with the foregoing, Sellers shall give Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, and appropriate personnel of Sellers and their Affiliates solely for purposes of its review of such Closing Statement. Sellers shall instruct their employees and Representatives that were responsible for preparation of the Closing Statement to cooperate with, and promptly respond to all reasonable requests and inquiries of, Purchaser and its Representatives, and, upon execution of a customary access letter if required by Sellers’ outside accountants, Purchaser and its Representatives shall have reasonable access, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Sellers or their Representatives (including its outside accountants) to the extent such materials have been prepared by Sellers or their Representatives and relate to the preparation of the Closing Statement. Promptly following completion of its review (but in no event later than ten (10) Business Days following the conclusion of the thirty (30) day period), Purchaser shall submit to Sellers a letter regarding its concurrence or disagreement with the accuracy of the Closing Statement; provided that, if Purchaser submits a letter of disagreement disputing any items set forth in the Closing Statement (such letter, a “Closing Statement Dispute Notice”), such Closing Statement Dispute Notice will specify (i) the item or items of the Closing Statement with which Purchaser disagrees and the basis therefor, (ii) the adjustments that Purchaser proposes to be made to the Closing Statement and (iii) the specific amount of such disagreement and all supporting documentation and calculations; and provided, further, that Purchaser may only submit a Closing Statement Dispute Notice to the extent that (i) Purchaser claims Sellers did not prepare the Closing Statement in accordance with Section 2.4(a) and/or (ii) Purchaser’s proposed calculation will result in an adjustment to the Purchase Price. If Purchaser delivers a letter stating its concurrence with the Closing Statement or if Purchaser does not deliver a Closing Statement Dispute Notice within ten (10) Business Days following the conclusion of such thirty (30) day period, the Closing Statement shall be final and binding upon the Parties.

(c) Following timely and proper delivery of a Closing Statement Dispute Notice, if any, Sellers and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item or items to which there was disagreement as set forth in the Closing Statement Dispute Notice (such items, the “Closing Statement Disputed Items”), and any item or items set forth in the Closing Statement as to which there is no disagreement shall be deemed agreed by the Parties. If the Parties cannot reach a resolution of any Closing Statement Disputed Items within fifteen (15) days (or longer, as mutually agreed by the Parties) after timely and proper delivery of a Closing Statement Dispute Notice by Sellers, then Sellers and Purchaser shall submit any such Closing Statement Disputed Items to the Accountant for determination. Each of Sellers and Purchaser shall execute a reasonably acceptable engagement letter, if requested to do so by the Accountant, and shall provide the Accountant with all information and documentation within its possession or control that the Accountant requests for making its determination as to the Closing Statement Disputed Items. The determination of the Accountant with respect to any Closing Statement Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant and shall be determined in accordance with this Agreement and be final and binding upon the Parties. Each of Sellers and Purchaser shall have an opportunity to submit to the Accountant written memoranda setting forth their positions with respect to any Closing Statement Disputed Items. The Accountant shall adopt a position within the range of positions submitted by Sellers and

Purchaser with respect to any Closing Statement Disputed Item. The Accountant’s determination regarding any Closing Statement Disputed Item shall be based solely on whether Sellers included such Closing Statement Disputed Item in or excluded such Closing Statement Disputed Item from the Closing Statement or calculated such Closing Statement Disputed Item, as the case may be, in accordance with Section 2.4(a). The Working Capital as finally determined in accordance with this Section 2.4 shall be referred to as the “Closing Date Working Capital” for all purposes hereunder. The fees, costs, and expenses of the Accountant incurred with respect to this Section 2.4 shall be shared as follows:

(i) if the Accountant resolves all of the Closing Statement Disputed Items in favor of Purchaser’s position (the Closing Date Working Capital so determined is referred to herein as the “Low Value”), then Sellers shall be obligated to pay for all of the fees and expenses of the Accountant;

(ii) if the Accountant resolves all of the Closing Statement Disputed Items in favor of Sellers’ position (the Closing Date Working Capital so determined is referred to herein as the “High Value”), then Purchaser shall be obligated to pay for all of the fees and expenses of the Accountant; and

(iii) if the Accountant neither resolves all of the Closing Statement Disputed Items in favor of Purchaser’s position nor resolves all of the Disputed Items in favor of Sellers’ position (the Closing Date Working Capital so determined is referred to herein as the “Actual Value”), Sellers shall be responsible for such fraction of the fees and expenses of the Accountant for the Closing Date Working Capital equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, for the Closing Date Working Capital and Purchaser shall be responsible for the remainder of the fees and expenses of the Accountant.

(d) If Closing Date Working Capital:

(i) is equal to or greater than Sixty Three Million Eight Hundred Thousand Dollars ($63,800,000) (the “Lower Working Capital Limit”) and is equal to or less than Sixty Four Million Two Hundred Thousand Dollars ($64,200,000) (the “Upper Working Capital Limit”), then no adjustments will be made to the Purchase Price in respect of Working Capital; or

(ii) exceeds the Upper Working Capital Limit, then Purchaser shall be obligated to pay to Sellers the amount by which Closing Date Working Capital exceeds the Upper Working Capital Limit; or

(iii) is less than the Lower Working Capital Limit, then Sellers shall be obligated to repay to Purchaser the amount by which the Lower Working Capital Limit exceeds Closing Date Working Capital.

(e) Any payments to be made pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds to the account designated in writing by Purchaser or Sellers, as the case may be, within five (5) Business Days after the determination of the Closing Date Working Capital in accordance with this Section 2.4. Any payment required to be made pursuant to this Section 2.4 shall be considered by the Parties as an adjustment to the Purchase Price.

Section 2.5 Closing. (a) The Closing shall take place at the offices of Jaeckle Fleischmann & Mugel, LLP, 12 Fountain Plaza, Buffalo, New York 14202, at 10:00 A.M., New York time on March 30, 2009 (or at such other time and place as the Parties may mutually agree). The date on which the Closing occurs is called the “Closing Date.” The parties agree that time is of the essence with respect to the Closing Date. The Closing shall be deemed to occur and be effective as of 11:59 P.M. New York time on the Closing Date (the “Effective Time”).

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

(i) the Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts specified by Sellers;

(ii) the Secured Promissory Note duly and validly executed by Purchaser;

(iii) the Short Term Note duly and validly executed by Purchaser;

(iv) the Revolving Credit Agreement attached hereto as Exhibit K duly and validly executed by Purchaser;

(v) such agreements, documents and instruments as may be reasonably required by Sellers to evidence (A) a security interest in favor of Sellers in substantially all the assets of Purchaser and the Conveyed Entities to secure the Secured Promissory Note, the Short Term Note, the Revolving Credit Agreement and the Earn-Out Payments (except that no security interest in more than 66% of the shares of M/ACOM Cork or in the assets of M/ACOM Cork shall be granted), and (B) guarantees by John Ocampo and the Ocampo Family Trust to secure the Short Term Note;

(vi) an opinion of counsel by Wilson Sonsini Goodrich & Rosati, Professional Corporation in substantially the form attached hereto as Exhibit L with respect to the deliveries described in the preceding clauses (ii), (iii), and (iv); and

(vii) a certificate of the Secretary of Purchaser, in form and substance reasonably acceptable to Sellers, certifying as to the authorization of Purchaser of the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

(c) At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

(i) all certificates (if any) representing the Shares duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the respective Seller or by such other instruments of transfer as are reasonably acceptable to Purchaser (including any power of attorney or other authority under which any transfer has been executed);

(ii) unless otherwise directed by Purchaser, resignations and releases, in a form acceptable to Purchaser, of all of the directors and officers of the Conveyed Entities effective as of the Effective Time;

(iii) the Revolving Credit Agreement duly and validly executed by Seller;

(iv) a certificate of the Secretary of each Seller, in form and substance reasonably acceptable to Purchaser, certifying as to the authorization of the board of directors of each Seller of the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including minutes of the board of directors of M/ACOM Cork of a meeting at which valid resolutions are passed (A) to approve the transfers of the Shares of for entry in the statutory books of M/ACOM Cork subject to stamping; and (B) to appoint with effect from the end of the meeting as directors and secretary of M/ACOM Cork such persons as Purchaser may nominate; and

(v) any other documents requested by Purchaser and reasonably necessary or appropriate to transfer and convey fully to Purchaser all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement (including the Non-Transferred Assets, if any) and the other Transaction Documents, other than the transfer of the Irish Shares.

(d) At the Closing, each of the Sellers and Purchaser shall enter, or cause their respective Subsidiaries or Affiliates to enter, into the Transaction Documents (other than this Agreement) to which they are a party.

Section 2.6 Further Conveyances. From time to time following the Closing, Sellers and Purchaser shall execute, acknowledge and deliver, without any further consideration, all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer, convey and record fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement (including the Non-Transferred Assets, if any) and the other Transaction Documents, and to otherwise make effective the transactions contemplated hereby and in the other Transaction Documents.

Section 2.7 Subsequent Transfers. (a) Upon the terms and subject to the conditions set forth herein, promptly after the Closing Date, but in no event later than March 25, 2010, without any further consideration, (i) Sellers shall convey, assign and transfer to Purchaser or its designee(s), or cause to be conveyed, assigned and transferred to Purchaser or its designee, and Purchaser or its designee(s) shall acquire and accept, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to the Delayed Transfer Assets, (ii) Sellers shall deliver or cause to be delivered to Purchaser such instruments of transfer, assignment and assumption as are reasonably necessary to convey to Purchaser or its designee(s) all right, title and interest in and to such Delayed

Transfer Assets, in form and substance reasonably satisfactory to Purchaser, and (iii) Purchaser shall, contemporaneously with the transfer of such Delayed Transfer Assets, assume and satisfy and discharge as and when due all of the Delayed Transfer Liabilities. From and after the Closing Date, Sellers shall hold and operate, or cause to be held and operated, the Delayed Transfer Assets and the portion of the Business relating thereto for the sole benefit and detriment of Purchaser, subject to and in accordance with the provisions of the Transition Services Agreement (to the extent the same is still in effect on and after any such transfer) and this Agreement.

(b) Notwithstanding anything to the contrary contained herein, (i) the Subsequent Transfer of all Delayed Transfer Assets and Delayed Transfer Liabilities are not required to occur on the same date, and (ii) such Subsequent Transfer shall occur on a date or dates prior to March 25, 2010, as determined by the Purchaser, in its sole discretion.

(c) Subject to the next sentence, the operation and maintenance of the Delayed Transfer Assets and the Delayed Transfer Liabilities shall be funded by Sellers. The Parties agree that, no later than fifteen (15) days following the end of each month (or later, if by such date Purchaser shall not have received a reasonably detailed itemization from Sellers setting forth such expenses), Purchaser will reimburse Sellers for direct expenses of the Business reasonably incurred in good faith by it or Tyco or its Affiliates in operating the Business in the ordinary course of business consistent with past practices in each Delayed Transfer Country as well as for allocations of costs to such portion of the Business by Sellers that are consistent with the historical allocation of costs to such portion of the Business by Sellers or Tyco or its Affiliates; provided that, there shall be no duplication of such expenses with any amounts paid or payable under the Transition Services Agreement.

Section 2.8 Purchase Price Allocation. (a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a statement (the “Allocation”), allocating the Purchase Price among the Shares of each Conveyed Entity and any Non-Transferred Assets in accordance with Section 1060 of the Code. Sellers shall notify Purchaser of any disagreement within fifteen (15) Business Days of Sellers’ receipt of the proposed Allocation. Any dispute regarding the Allocation shall be resolved pursuant to the procedures set forth below in Section 2.8(b). Each of Sellers, on the one hand, and Purchaser, on the other hand, shall (x) be bound by the Allocation for purposes of determining any Taxes; (y) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (z) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. Each of Sellers, on the one hand, and Purchaser on the other hand, will each report, on the appropriate IRS form and any other corresponding state or local form, the federal, state and local income and other tax consequences of the purchase and sale contemplated by this Agreement. In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Sellers and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated to and among in the same proportion as the original Allocation of the Purchase Price among the Shares of each Conveyed Entity and any Non-Transferred Assets to the extent permitted by applicable Law. Notwithstanding the foregoing, prior to Closing, Sellers and Purchaser shall agree upon a valuation for the Irish Shares and any Real Property, to be used in connection with any Transfer Taxes and relevant Tax Returns. In addition, cooperation shall be given to Sellers to determine tentative allocations for purposes of any Transfer Taxes and relevant Tax Returns due prior to the ninety (90) days identified in the foregoing.

(b) If Sellers and Purchaser fail to agree on the Allocation, such matter shall be referred to the Accountant for binding arbitration. Sellers and Purchaser shall deliver to the Accountant copies of any schedules or documentation which may reasonably be required by the Accountant to make its determination. Purchaser and Sellers shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant pursuant to this Section 2.8 shall be shared equally, fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the letter (the “Seller Disclosure Letter”) delivered by Sellers to Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed on any Schedule of the Seller Disclosure Letter will be deemed to be disclosed on any other Schedule of the Seller Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules, but shall expressly not be deemed to constitute an admission by either Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement), each of the Sellers hereby represents and warrants to Purchaser, as of the date hereof, as follows:

Section 3.1 Organization and Qualification. CDES is a corporation duly organized and validly existing and in good standing under the Laws of Massachusetts, and Lockman is a company duly organized and validly existing and in good standing (to the extent such concept is applicable) under the laws of England and Wales. Each of the Sellers has all requisite corporate power and authority to own, lease and otherwise hold, operate or sell its properties and other assets.

Section 3.2 Corporate Authority; Binding Effect. (a) Each Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to the Transaction Documents, and the performance by such Seller of its respective obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of such Seller. No approval or other proceeding of either Seller’s stockholders is necessary to authorize the Transaction Documents and the transactions contemplated thereby.

(b) The Transaction Documents, when executed and delivered by each Seller, assuming due execution and delivery hereof and thereof by Purchaser, constitute the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3 Conveyed Entities; Capital Structure. (a) Schedule 3.3(a) of the Seller Disclosure Letter sets forth the name and jurisdiction of incorporation or formation of each Conveyed Entity. Each of the Conveyed Entities is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, except in jurisdictions where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Entities is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 3.3(b) of the Seller Disclosure Letter sets forth the authorized capitalization of the Conveyed Entities and the number of shares of each class of capital stock or other equity interests in each such Conveyed Entity, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Conveyed Entities is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Entities, and no equity securities or other equity interests of any of the Conveyed Entities are reserved for issuance for any purpose. Except as set forth on Schedule 3.3(b) of the Seller Disclosure Letter, the Conveyed Entities have no Subsidiaries, and all of the issued and outstanding capital stock of any Subsidiaries of the Conveyed Entities is owned beneficially and of record by the applicable Conveyed Entity. The Sellers own beneficially and of record the outstanding Shares as indicated on Schedule 3.3(b) of the Seller Disclosure Letter, free and clear of all Liens. Prior to the consummation of the transactions contemplated by the Tyco Agreement, none of the Conveyed Entities other than Laser Diode Incorporated carried on any business or had any Liabilities other than those activities and Liabilities carried out or incurred in connection with the Tyco Agreement.

Section 3.4 Non-Contravention. The execution, delivery and performance of the Transaction Documents by each of the Sellers and the Conveyed Entities (to the extent they are a party thereto), and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of either Seller or any of the Conveyed Entities, as applicable; (ii) subject to obtaining the consents or delivery of notices referred to in Schedule 3.4 of the Seller Disclosure Letter, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Sellers or the Conveyed Entities under, or to a loss of any benefit of the Business to which the Sellers or the Conveyed Entities are entitled under, any Material Contract, Real Property Lease or material license of Intellectual Property; (iii) result in the creation of any Lien on any of the assets of either of the Sellers or any of the Conveyed Entities; and (iv) assuming the accuracy of Section 4.3, violate or result in a material breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller or Conveyed Entity is subject.

Section 3.5 Permits. Except as set forth on Schedule 3.5 of the Seller Disclosure Letter, the execution and delivery by Sellers and the Conveyed Entities of the Transaction Documents to which they are a party and each other document, agreement or instrument to be executed and delivered by a Seller or a Conveyed Entity pursuant to the Transaction Documents do not require any Permits. Each of the Sellers and the Conveyed Entities have all Permits required by any Governmental Authority for the operation of the Business, except where the failure to obtain such Permits would not reasonably be expected to be, individually or in the aggregate, material to the Business; and, except as set forth on Schedule 3.5 of the Seller Disclosure Letter, each such Permit will be, as of the Closing Date, held by a Conveyed Entity. None of the Sellers or the Conveyed Entities is in default, or received any written notice of any claim of default, with respect to any such Permit.

Section 3.6 Financial Information; Undisclosed Liabilities. (a) The internally prepared balance sheets of the Business as at September 26, 2008 and December 31, 2008 and the related statements of income for the fiscal year then ended (subject to normal year-end adjustments, which are not expected to be material, and the omission of footnotes to the financial statements) (December 31, 2008 being referred to herein as the “Balance Sheet Date”) (the internally prepared balance sheet of the Business at the Balance Sheet Date is hereinafter referred to as the “Balance Sheet”), are included as Schedule 3.6(a) of the Seller Disclosure Letter and were extracted from the accounting records of the Business provided to Seller by Tyco. The Balance Sheet and related statements of income are consistent with the Books and Records and present fairly, in all material respects, the current assets and current Liabilities of the Business as of the Balance Sheet Date and the results of operations of the Business as of and up to such date.

(b) Except as set forth on Schedule 3.6(b) of the Seller Disclosure Letter, the Business does not have any Liabilities (whether accrued, absolute, contingent or otherwise) required to be set forth on a consolidated balance sheet prepared in accordance with GAAP (or in the notes thereto), except for (i) those Liabilities reflected on the Balance Sheet, (ii) Liabilities incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date or which are included in the Closing Date Working Capital, or (iii) Liabilities specifically contemplated by this Agreement to be incurred in connection with the transactions contemplated hereby. For the avoidance of doubt, this Section 3.6(b) does not address any matters that are addressed by the specific language (as opposed to the topic matter) of the other representations contained elsewhere in this ARTICLE III.

Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement there has not occurred a Material Adverse Effect. Except as set forth on Schedule 3.7 of the Seller Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business and consistent with past practice. Since the Balance Sheet Date, neither the Conveyed Entities nor either of the Sellers has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) with respect to the Business. From the Balance Sheet Date to the date of this Agreement, neither the Conveyed Entities nor either of the Sellers has (i) sold, assigned or transferred any of the assets primarily related to or necessary to conduct the

Business, singly or in the aggregate, other than sales, assignments or transfers from inventory in the ordinary course of the Business, (ii) amended, cancelled or terminated any Contract or Permit material to the operation of the Business (or committed to do so); or (iii) made any capital expenditure or incurred any obligation relating to the Business, in each case, in excess of $500,000 individually or in the aggregate.

Section 3.8 No Litigation. Except as set forth on Schedule 3.8 of the Seller Disclosure Letter, there is no action, suit, litigation, legal proceeding or arbitration (collectively “Litigation”) pending, or, to the Knowledge of Sellers, threatened against any Seller or any Conveyed Entity, or any officer, director or employee of a Seller or Conveyed Entity, in such Person’s capacity with respect to any Seller or any Conveyed Entity, by or before any Governmental Authority or arbitrator or in which any of the Conveyed Entities is a plaintiff or otherwise with respect to the Business, in each case, that would reasonably be expected to be material to the Conveyed Entities taken as a whole. No Conveyed Entity and no Seller is in Default with respect to or subject to any Court Order applicable to the Business, and there are no unsatisfied judgments against any of the Conveyed Entities.

Section 3.9 Compliance with Laws. (a) Except as set forth on Schedule 3.9(a) of the Seller Disclosure Letter, each Seller and each Conveyed Entity is and has been since September 26, 2008, and, to the Knowledge of Sellers, the Business was at all times prior to September 26, 2008, in compliance, in all material respects, with all Laws and Orders applicable to it or them, as applicable. No Seller or Conveyed Entity has received any notice to the effect that, or otherwise been advised in writing that, a Seller or Conveyed Entity is not in compliance with any Laws or Orders applicable to it in connection with the Business.

(b) Except as set forth on Schedule 3.9(b) of the Seller Disclosure Letter, each Seller and each Conveyed Entity is and has since September 26, 2008, and, to the Knowledge of Sellers, the Business has prior to September 26, 2008, at all times conducted their export transactions in material compliance with (i) all applicable export and re-export control laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and (ii) all other applicable export controls in other countries in which the Business is conducted.

Section 3.10 Books and Records. Sellers have made available to Buyer true, correct and complete records of all material meetings held of, and corporate action taken by, the shareholders, board of directors and committees of the board of directors of each Conveyed Entity. Since September 26, 2008, each of the Sellers and the Conveyed Entities have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Business (collectively, the “Books and Records”) that accurately and fairly reflect, in all material respects, the business operations of the Business. Neither of the Sellers nor any Conveyed Entity has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in the normally maintained Books and Records relating to the Business. At the Closing, the minute books and other Books and Records of the Business will be in the possession of a Conveyed Entity.

Section 3.11 Environmental Matters. (a) Except as set forth on Schedule 3.11(a) of the Seller Disclosure Letter, to the Knowledge of Sellers, (i) the Business and the Conveyed Entities have since January 1, 2006 been and are currently in compliance, in all material respects, with all applicable Environmental Laws; and (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the Knowledge of Sellers, threatened in writing in connection with the operation of the Business or the Conveyed Entities under any applicable Environmental Law.

(b) Schedule 3.11(b) of the Seller Disclosure Letter accurately describes all of the Permits currently held by the Conveyed Entities necessary for the continued conduct of any activities of the Conveyed Entities involving Hazardous Substances or otherwise required by Environmental Laws (collectively “Environmental Permits”). All such Environmental Permits are valid and in full force and effect. The Conveyed Entities have complied, in all material respects, with all covenants and conditions of any Environmental Permit which is or has been in force with respect to any Hazardous Substances Activities. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Conveyed Entities or the Business is bound as a condition to the performance and enforcement of this Agreement, have been obtained prior to the Closing.

(c) Other than the Real Property Leases and Contracts for the sale of goods or provision of services entered into in the ordinary course of the Business, none of the Business nor any of the Conveyed Entities have entered into any Contract that may require any of them to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or any Hazardous Substances Activities.

(d) Other than as set forth in this Section 3.11, Sellers do not make any representation or warranty with respect to environmental matters.

Section 3.12 Material Contracts. (a) Schedule 3.12(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a list of all of the following Contracts that relate primarily to the Business or are necessary for the operation of the Business, in each case, to which a Seller or a Conveyed Entity is a party, or that has been entered into on behalf of the Business (collectively, together with each such Contract that is entered into after the date of this Agreement, the “Material Contracts”; and each a “Material Contract”), materially correct and complete copies of which (other than purchase orders for Business Products entered into in the ordinary course of the Business) have been made available to Purchaser:

(i) each equipment lease or other lease of personal property which entails annual rental payments in excess of $250,000 per annum or $500,000 in the aggregate;

(ii) each Contract for goods and/or services (including any intercompany Contracts) by and between any of the Sellers and/or the Conveyed Entities and/or any of their Affiliates (other than the Business) and/or any of the officers, directors or employees of either Seller or the Conveyed Entities and/or any of their Affiliates (other than the Business), on the one hand, and the Business, on the other hand;

(iii) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee (excluding items set forth in Schedule 3.15(b) of the Seller Disclosure Letter) in respect of Indebtedness of the Conveyed Entities or the Business in excess of $250,000;

(iv) each customer, distribution, reseller or sales representative Contract expected to result in payment to the applicable Conveyed Entity or any other Person on behalf of the Business in excess of $1,000,000 per annum or that have resulted in such payments in excess of $2,000,000 in the aggregate over the last three years;

(v) each Contract with a Governmental Authority expected to result in payment to a Conveyed Entity in excess of $100,000;

(vi) each Contract with vendors (including OEMs) of the Business expected to result in payment by the applicable Conveyed Entity in excess of $1,000,000 per annum or that have resulted in such payments in excess of $2,000,000 in the aggregate over the last three years;

(vii) each Contract relating to capital expenditures and involving similar future payments in excess of $250,000 individually or $500,000 in the aggregate;

(viii) each Contract relating to the disposition of material assets of the Business or the acquisition or disposition of any assets or any interest in any Person or business enterprise;

(ix) each Contract limiting the ability of any Conveyed Entity or the Business to compete with any Person;

(x) each material joint venture Contract;

(xi) each Intellectual Property License;

(xii) each employment Contract, consulting Contract and severance agreement with any director, officer or employee of either Seller or its Affiliates, Tyco or its Affiliates or the Conveyed Entities, in each case, engaged primarily in the Business, which is likely to involve payments by or on behalf of the Seller or its Affiliates, Tyco or its Affiliates or the Conveyed Entities in excess of $150,000 per year, including Contracts (A) to employ or terminate executive officers or other key personnel (including key engineering staff), (B) with such present or former officers or directors pursuant to which the Conveyed Entities or the Business has current Liabilities or (C) that will result in the payment by, or the creation of any Liability to pay on behalf of the Conveyed Entities, the Business or the Purchaser any severance, termination, “golden parachute,” or other similar payments to any such present or former employees following termination of employment or otherwise as a result of the consummation of the transactions contemplated by Transaction Documents, provided that the information relating to the foregoing shall be as of the date specified in Schedule 3.12(a) of the Seller Disclosure Letter;

(xiii) each collective bargaining Contract or similar Contract, including any Contract with any union, works council or similar labor entity;

(xiv) each Contract of indemnification or hold harmless agreement (including with respect to any director, officer or employee of either Seller or its Affiliates, Tyco or its Affiliate or the Conveyed Entities, in each case, engaged primarily in the Business);

(xv) each power of attorney granted by any Conveyed Entity that is effective and outstanding as of the date hereof; and

(xvi) each other Contract, the loss of which would have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.12(a) of the Seller Disclosure Letter, all notices, approvals and consents that were agreed by the parties to the Tyco Agreement to be given or obtained pursuant to that agreement have been properly given or obtained as required by each Material Contract in order to validly assign, transfer or convey each such Contract to Sellers or the Conveyed Entities. Except as set forth on Schedule 3.12(a) of the Seller Disclosure Letter, each Material Contract is in full force and effect and is a valid and binding agreement of each of the Conveyed Entities (or, as applicable, the Affiliate of the Conveyed Entities party thereto) and, to the Knowledge of Sellers, any other party to any such Contract; and there exists no breach, violation, default or event of default (with or without notice, lapse of time or both) by the applicable Seller or a Conveyed Entity or, to the Knowledge of Sellers, any other party to any such Contract, with respect to any term or provision of any such Contract, in each case, which would have a Material Adverse Effect.

(c) There are no warranty claims or other uninsured claims pending or, to the Knowledge of Sellers, threatened against any of the Sellers, the Conveyed Entities or the Business under any Contracts which might involve a material monetary Liability which is not reserved against in the Balance Sheet.

Section 3.13 Top Customers. Except as set forth on Schedule 3.13 of the Seller Disclosure Letter, no Seller, Conveyed Entity or any of their Affiliates has received any written notice or other written communication indicating that any Top Customer intends to cease dealing with the Business or otherwise materially reduce the volume of business transacted by any Top Customer with the Business and, to the Knowledge of Sellers, no such Top Customer intends to do so.

Section 3.14 Intellectual Property. (a) Except for the Licensed Intellectual Property and except as set forth on Schedule 3.14(a) of the Seller Disclosure Letter, the Conveyed Intellectual Property includes all of the Intellectual Property of any Predecessor Entity or Sellers, that is used in the Business or by the Conveyed Entities, necessary to the operation of the Business or the operations of the Conveyed Entities, or which, absent a license or ownership thereof, would be infringed by the Business or the operations of the Conveyed Entities. The Conveyed Intellectual Property includes all Intellectual Property that was owned by Sellers or any Predecessor Entity that, as between such entities and the Conveyed Entities, is primarily related to the Business, which arose or was created in the course of the activities of an employee of the Predecessor Entities, Sellers or the Conveyed Entities engaged in the Business, or was acquired by any of them primarily for the Business.

(b) Schedule 3.14(b)(i) of the Seller Disclosure Letter and Schedule 3.14(b)(ii) of the Seller Disclosure Letter are, respectively, correct and complete lists of all Registered Intellectual Property that is Conveyed Intellectual Property or is Licensed Intellectual Property, including: (i) patents and patent applications, (ii) registrations and applications for any trademarks, service marks, logos, domain names and trade names, and (iii) registrations and applications for registration of any copyrights. The patents listed on Schedule 3.14(b)(i) of the Seller Disclosure Letter are all of the patents that meet the criteria of (ii) and (iii) of the definition of Conveyed Patents. Except as set forth in Schedule 3.14(b)(iii) of the Seller Disclosure Letter, all Conveyed Patents are, to the Knowledge of Sellers, valid and subsisting, and all Conveyed Patents have been or will be before Closing validly and properly assigned to a Conveyed Entity along with all rights therein, including the right to past damages for the infringement thereof. Except as set forth on Schedule 3.14(b)(iv) of the Seller Disclosure Letter, no Person other than the Conveyed Entities has, or has any right to obtain, any exclusive right in or ownership (including joint ownership) of, the Conveyed Intellectual Property. The Conveyed Intellectual Property includes the trademark M/A-Com and all goodwill appurtenant thereto, and includes the right to past damages for the infringement thereof, and except as permitted pursuant to Section 5.12 or pursuant to the Tyco Agreement, following the Closing Date, no entity will have the right to use the trademark M/A-Com or any other trademark that is Conveyed Intellectual Property.

(c) Except as set forth on Schedule 3.14(c)(i), Purchaser, an Affiliate of Purchaser or a Conveyed Entity will exclusively own as of the Closing Date, free and clear of all Liens other than Permitted Liens, all of the Conveyed Intellectual Property, including the right to past damages for the infringement thereof. The transfer of all Registered Intellectual Property that is Conveyed Intellectual Property to a Conveyed Entity was (or will be after Closing in accordance with this Agreement) properly filed and recorded with the PTO or other appropriate authority. Except as set forth on Schedule 3.14(c)(i) of the Seller Disclosure Letter, there is no claim, demand or proceeding by any Person which is currently pending or, to the Knowledge of Sellers, threatened in writing, which challenges the rights of Sellers or the applicable Conveyed Entity in respect of the Conveyed Intellectual Property or the Licensed Intellectual Property and Sellers have no Knowledge of any third party that is currently infringing, misappropriating, misusing or violating any Conveyed Intellectual Property in any material respect. Sellers and the Conveyed Entities have taken all reasonable measures to protect and preserve the Conveyed Intellectual Property. To the Knowledge of Sellers, the conduct of the Business (including the making, using selling and importing of any product by the Sellers or the Conveyed Entities) as currently conducted does not, and as conducted prior to the date hereof did not, infringe, misappropriate, misuse or violate in any material respect any Intellectual Property of any Person. Except as set forth on Schedule 3.14(c)(ii) of the Seller Disclosure Letter, within the last three (3) years, neither Sellers nor the Business has received written notice from any Person, challenging Sellers’, the Business’ or any Conveyed Entities’ claim to ownership or right to use or practice any Intellectual Property that is material to the Business.

(d) Schedule 3.14(d)(i) of the Seller Disclosure Letter lists all Contracts (“In-Licenses”) pursuant to which any third party has licensed to any Conveyed Entity, any Predecessor Entity or any Seller any technology or software or any Intellectual Property that is used in, necessary for, or related to the operation of the Business, other than non-exclusive licenses to commercially available software for an aggregate fee, royalty, or other consideration of less than $250,000; provided, however that the term In-License shall not include licenses for any technology or software or Intellectual Property to which the Business or the Conveyed Entities may have access to or the benefit of under the Transition Services Agreement. Schedule 3.14(d)(ii) of the Seller Disclosure Letter lists all Contracts (“Out-Licenses”) pursuant to which any Seller Entity, any Predecessor Entity or any Conveyed Entity has granted or agreed to grant any third party a right (including ownership right) or license (including cross licenses) to any Conveyed Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business. As of the Closing, all such In-Licenses and Out-Licenses (together, the “Intellectual Property Licenses”) will have been properly transferred to the Conveyed Entities and will continue in full force and effect following the Closing. The Conveyed Entities are not and, to the Knowledge of Sellers, the other parties to the Intellectual Property Licenses are not, in material breach of any Intellectual Property License. The Conveyed Entities will not assume, as of the Closing, any In-Licenses which by its term prohibits assignment or cannot be assigned or assumed without the consent of the other parties if such consent has not been obtained (non-assumed contracts) as of the Closing.

Section 3.15 Real Property. (a) Schedule 3.15(a) of the Seller Disclosure Letter sets forth a list as of the date hereof of all of the real property owned by any of the Conveyed Entities (collectively, the “Real Property”). A Conveyed Entity has title in fee simple (or its equivalent under applicable Law) to the Real Property, free and clear of all Liens, other than Permitted Liens and Liens that will be released after the Closing in accordance with this Agreement.

(b) Schedule 3.15(b) of the Seller Disclosure Letter sets forth a list as of the date hereof of all of the real property leased or subleased by the Conveyed Entities (the “Leased Real Property”) (including any options to renew or purchase in connection therewith) (each a “Real Property Lease”). Materially correct and complete copies of all Real Property Leases have been made available to Purchaser. Each Real Property Lease is in full force and effect and there exists no default or event of default by the applicable Conveyed Entity or, to the Knowledge of Sellers, any other party to any such lease. Except as set forth in Schedule 3.15(b) of the Seller Disclosure Letter, no party has the right to occupy all or any portion of any Leased Real Property other than one of the Conveyed Entities. The Leased Real Properties are in good condition and repair in all respects, ordinary wear and tear excepted.

Section 3.16 Employee Benefit Plans. (a) Schedule 3.16(a)(i) of the Seller Disclosure Letter contains an accurate and complete list of each material Benefit Plan.

(b) With respect to each Benefit Plan contributed to or maintained by a Conveyed Entity after September 26, 2008, or a Seller for the benefit of a Business Employee (in either case, a “Covered Benefit Plan”), the Sellers have provided or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, or, even if such copy does exist, but it does not reflect the current terms, an accurate description) thereof and any amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results, (D) Forms PBGC-1, and (E) actuarial valuation reports, if any; (iii) the most recent summary plan description together with any summary of material modifications thereto, if any, and other written communications

(or a description of any oral communications) to the Business Employees concerning the extent of the benefits provided under a Benefit Plan; (iv) all material correspondence to or from any governmental entity and the most recent IRS determination, opinion, notification or advisor letter issued with respect to each Benefit Plan.

(c) (i) Each Covered Benefit Plan has been established and administered in material compliance with the terms of any document that affects such activity in respect of such Covered Benefit Plan, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, to the extent applicable to a Covered Benefit Plan; (ii) each Covered Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or the remedial amendment period for applying for such a determination has not yet expired, or its sponsor has received or applied for a favorable opinion letter as to its qualification (or, in the case of an opinion letter, its qualification in form), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject any Conveyed Entity, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no Conveyed Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for the Business Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law; (v) each Covered Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser or the Conveyed Entities (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Sellers, threatened by the IRS, DOL, or any other governmental entity with respect to any Covered Benefit Plan; and (vi) the Conveyed Entities have timely made all contributions and other payments required by and due under the terms of each Covered Benefit Plan.

(d) Each Benefit Plan that has been adopted, contributed to, required to be contributed to, or maintained by a Conveyed Entity or any ERISA Affiliate, whether formally or informally, or with respect to which a Conveyed Entity or ERISA Affiliate will or may have any Liability, for the benefit of Business Employees who perform services outside the United States (each an “International Benefit Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory legal requirements that are applicable to such International Benefit Plan. No International Benefit Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Law, no condition exists that would prevent any Conveyed Entity or Purchaser from terminating or amending any International Benefit Plan at any time for any reason.

(e) Other than as set forth in this Section 3.16, Sellers do not make any representation or warranty with respect to employee benefits plan matters.

Section 3.17 Labor Matters. (a) Except as set forth on Schedule 3.17(a) of the Seller Disclosure Letter, each Conveyed Entity is in material compliance with all applicable Laws applicable to the ownership and operation of the Business respecting employment and employment practices, vacation and paid time off accrual and payment, meal and rest periods, immigration status, employee safety and health, other terms and conditions of employment and wages and hours (including overtime wages), and is not engaged in any unfair labor practice, other than any such unfair labor practice that would not reasonably be expected to be, individually or in the aggregate, material to the Conveyed Entities taken as a whole.

(b) No unfair labor practice complaint against any Conveyed Entity or any of its representatives or employees in connection with the ownership and operation of the Business is pending or, to the Knowledge of Sellers, has been threatened before the National Labor Relations Board or other Governmental Authority, other than any such complaint that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) There is no labor strike, dispute, slowdown or stoppage actually pending, or to the Knowledge of Sellers, threatened or reasonably anticipated, against or involving the Conveyed Entities that would reasonably be expected to be, individually or in the aggregate, material to the Conveyed Entities taken as a whole.

(d) As of the date hereof, there are no collective bargaining and labor union agreements applicable to any Business Employee. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et. seq.), or any similar law existing or, to the Knowledge of Sellers, threatened with respect to the Conveyed Entities.

(e) No grievance exists or, to the Knowledge of Sellers, has been threatened and no arbitration proceeding arising out of or under any collective bargaining agreement, works council or other similar agreement, of the Business is pending or, to the Knowledge of Sellers, has been threatened, other than any such grievance or arbitration proceeding that would not reasonably be expected to be, individually or in the aggregate, material to the Conveyed Entities taken as a whole. No Conveyed Entity is currently in material violation of any collective bargaining agreement, works council or similar agreement. There are no actions, suits, claims, charges or pending matters relating to any employment, safety or discrimination matters involving any Business Employees that would reasonably be expected to be, individually or in the aggregate, material to the Business.

(f) None of the Conveyed Entities have taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state, local or foreign Law, or incurred any liability or obligation under the WARN Act or any similar state, local or foreign Law that remains unsatisfied. Sellers and each of their Affiliates complied with all obligations under the European Communities (Protection of Employees on Transfer of Undertaking) Regulations 2003 when each Business Employee in the European Union was transferred to the Conveyed Entities.

(g) The representations and warranties in this Section 3.17 are the sole and exclusive representations and warranties of Seller concerning labor matters.

Section 3.18 Taxes. (a) Except as set forth on Schedule 3.18, with respect to all amounts in respect of Taxes imposed upon the Conveyed Entities or the Non-Transferred Assets, or for which any of the Conveyed Entities are or could be liable, with respect to all taxable periods or portions thereof ending on or before the Closing Date, all applicable Tax Laws have been or will be complied with by the Closing and all amounts required to be paid by the Conveyed Entities or with respect to the Non-Transferred Assets to Taxing Authorities on or before the close of business on the Closing Date have been or will be timely paid on or before the Closing Date except Taxes not then due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet.

(b) Except as set forth on Schedule 3.18, Sellers or the Conveyed Entities have timely filed or caused to be filed, or will file or cause to be filed, all Tax Returns required to be filed on or before the Closing Date (taking into account applicable extensions) with respect to the Conveyed Entities or the Non-Transferred Assets, and all such Tax Returns were (or will be when filed) true, correct and complete in all material respects.

(c) There is no Contract, agreement, plan or arrangement to which a Conveyed Entities or any of ERISA Affiliates is a party, including the provisions of this Agreement, covering any Business Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(d) Schedule 3.18(d) of the Seller Disclosure Letter lists each Contract, agreement or arrangement between a Conveyed Entity or any ERISA Affiliate and any Business Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been amended to comply with Section 409A of the Code and neither the Conveyed Entities nor any ERISA Affiliate is reasonably expected to have any Tax withholding obligation in respect of Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No compensation shall be includable in the gross income of any Business Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, agreement, plan or arrangement to which the Conveyed Entities or any of their ERISA Affiliates is a party, including the provisions of this Agreement, covering any Business Employee, which individually or collectively could require the Conveyed Entities or any of their ERISA Affiliates to pay a tax gross up payment to any Business Employee for Tax-related payments under Section 409A(a)(1)(B) of the Code.

(e) None of the Sellers, the Conveyed Entities or any of their ERISA Affiliates have made any payment to any Business Employee and is not party to a Contract, agreement or arrangement with any Business Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as an excess “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Conveyed Entities or any of ERISA Affiliates is bound to compensate any Business Employee for excise taxes paid pursuant to Section 4999 of the Code.

(f) Other than as set forth in this Section 3.18, Sellers do not make any representation or warranty with respect to Tax matters.

Section 3.19 Brokers. Except for UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of either Seller or any Conveyed Entity. Sellers are solely responsible for such fees and expenses of UBS Securities LLC.

Section 3.20 Title to Assets; Sufficiency. (a) Sellers and the Conveyed Entities own and have good title to, and, following the Closing Date, the Conveyed Entities will own and have good title to, all of the Transferred Assets free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth in Schedule 3.20 of the Seller Disclosure Letter, pursuant to the Tyco Agreement and the other agreements entered into in connection therewith, Sellers acquired from Tyco and its Affiliates all of the properties, rights, interest and other tangible and intangible assets necessary and sufficient to conduct the Business in the manner in which the Business was conducted as of immediately prior to the Tyco Closing Date. Except as set forth on Schedule 3.20 of the Seller Disclosure Letter, the assets owned (or, in the case of the Leased Real Property, leased) by the Conveyed Entities, together with the rights set forth in the Transaction Documents, the Non-Transferred Assets and the Conveyed Intellectual Property, will constitute, as of the Closing Date, all of the assets, properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable the Purchaser to (i) own (or in the case of the Leased Real Property, lease) and use such assets, and exercise such rights, in all material respects, in a manner in which such assets and rights have historically been owned (or in the case of the Leased Real Property, leased), used and exercised in connection with the Business, and (ii) conduct the Business in the manner in which the Business was conducted during the period beginning immediately prior to the Tyco Closing Date through and including immediately prior to the Closing Date. Nothing in this Section 3.20(b) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of working capital or cash of the Business as of the Closing.

Section 3.21 Tangible Personal Property. Sellers and the Conveyed Entities have good and marketable title to, or a valid leasehold interest in, all of their tangible property and Inventory, in each case used primarily in connection with the Business, free and clear of any Liens, other than Permitted Liens, including the tangible personal property set forth on Schedule 3.21 of the Seller Disclosure Letter.

Section 3.22 Illegal Payments. (a) Except as set forth in Schedule 3.22(a) of the Seller Disclosure Letter, no Conveyed Entity, or any of their Subsidiaries or, to the Knowledge of Sellers, neither the Business, nor any of the officers, directors, employees, agents, or representatives of the Business or the Conveyed Entities, has, directly or indirectly, (i) made, offered to make, promised to make, or authorized the payment or giving of any bribes, kickbacks, rebates, payoffs, influence payments, gifts of money, illegal political contributions, other unlawful payments, or anything of value, to governmental officials, for the purpose of affecting their action or the action of the government they represent, to obtain or retain business, licenses, or special concessions, or (ii) taken any other action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder (the “FCPA”) or other similar applicable U.S. or non-U.S. regulations.

(b) Except as set forth in Schedule 3.22(b) of the Seller Disclosure Letter, (i) no Conveyed Entity, or any of their Subsidiaries has engaged in any transaction, maintained any bank account, or used any corporate funds, except as reflected in its normally maintained business records, (ii) the Conveyed Entity and its Subsidiaries have made and kept business records, which, in reasonable detail, accurately and fairly reflect the business activities of the Company, (iii) the business records of the Conveyed Entity and its Subsidiaries have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c) Sellers have established and maintained a compliance program and internal controls and procedures which covers the Conveyed Entities and the Sellers believe is appropriate to the requirements of the FCPA and similar applicable non-U.S. regulations.

Section 3.23 Government Contracts. (a) Except as set forth in Schedule 3.23(a) of the Seller Disclosure Letter, to the Knowledge of Sellers, (i) none of the Business Employees is or during the last three (3) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by a U.S. Governmental Authority, (ii) there is no pending audit or investigation by any U.S. Governmental Authority of the Conveyed Entities, the Business or any Business Employee with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract and (iii) since September 26, 2008 none of the Conveyed Entities has, and during the last three (3) years, to the Knowledge of Sellers, no prior owner of the Business has, made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with respect to the Business, other than inquiries, audits and reconciliations that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither of the Sellers, nor to the Knowledge of Sellers any of the Business Employees, has made any intentional misstatement or omission in connection with any voluntary disclosure relating to the Conveyed Entities or the Business that has led to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(b) Except as set forth in Schedule 3.23(b) of the Seller Disclosure Letter, to the Knowledge of Sellers, there are no disputes between any Conveyed Entity or its Subsidiaries and a U.S. Governmental Authority under the Contract Disputes Act or any other federal statute or between Sellers and any of their Affiliates and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with respect to the Business, except any such claim or dispute that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c) Except as set forth in Schedule 3.23(c) of the Seller Disclosure Letter, none of the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees

is (or during the last two years has been) suspended or debarred from doing business with a U.S. Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

(d) Except as set forth in Schedule 3.23(d) of the Seller Disclosure Letter, none of the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees, has received written notice of a termination for default or convenience, cure notice, or show cause notice from any U.S. Governmental Authority with respect to performance by the Company as a subcontractor of any portion of the obligation of a Government Contract.

(e) Except as set forth in Schedule 3.23(e) of the Seller Disclosure Letter, (i) the representations, certifications, and warranties made by the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees, in any Government Contract, were accurate in all material respects as of their effective date, and Conveyed Entities and, to the Knowledge of Sellers, Business Employees have complied in all material respects with all such representations, certifications and warranties, (ii) no past performance evaluation received by Sellers, the Conveyed Entities and, to the Knowledge of Sellers, any of the Business Employees, with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof, and (iii) Conveyed Entities and, to the Knowledge of Sellers, the Business Employees, have complied in all material respects with all terms and conditions of any Government Contract.

(f) Except as set forth in Schedule 3.23(f) of the Seller Disclosure Letter, neither Sellers, the Conveyed Entities, any of their Subsidiaries, nor to the Knowledge of Sellers, any of the Business Employees, are aware of any facts or circumstances that are reasonably likely to give rise to the revocation of any security clearance of the Seller, the Conveyed Entities, or any of the Business Employees, either prior to or as a result of the transactions contemplated herein.

Section 3.24 Exclusivity of Representations. The representations and warranties made by Sellers in this ARTICLE III are the exclusive representations and warranties made by Sellers with respect to the Sellers, the Conveyed Entities and the Non Transferred Assets. Sellers hereby disclaim any other express or implied representations or warranties with respect to the Sellers, the Conveyed Entities, any of their respective Affiliates and the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of the Sellers, as of the date hereof, as follows:

Section 4.1 Organization and Qualification. Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Corporate Authority. (a) Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by

Purchaser of the Transaction Documents and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to the Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

(b) The Transaction Documents to which it is a party, assuming due execution and delivery hereof and thereof by Sellers, constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational document of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or to a loss of any benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and its Affiliates is a party or is subject; and (iii) assuming the accuracy of Section 3.2(b), violate or result in a material breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

Section 4.4 Permits. The execution and delivery by Purchaser of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to the Transaction Documents do not require any Permits.

Section 4.5 Third-Party Approvals. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to the Transaction Documents, and the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained or effected by Purchaser.

Section 4.6 Financial Capability. On the date hereof, Purchaser has sufficient funds to pay the Closing Cash Consideration.

Section 4.7 Investigation by Purchaser. Purchaser has conducted its own independent investigation, verification, review and analysis of the operations, assets, Liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the Business and the Conveyed Entities by Purchaser after the Closing, which investigation, review and analysis was conducted by Purchaser and, to the extent Purchaser deemed appropriate, by its Affiliates and Bidder Representatives. Purchaser has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. Purchaser acknowledges that it, its Affiliates and the Bidder Representatives have been provided adequate access to the personnel, properties, premises and records of the Business and the Conveyed Entities for such purpose.

Section 4.8 No Litigation. There is no Litigation pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which would reasonably be expected to delay or prevent the consummation of the transactions contemplated by the Transaction Documents.

Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee, commission or expenses in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser.

Section 4.10 [RESERVED]

Section 4.11 Confidentiality Agreement. Except as has been disclosed to the Sellers prior to the date hereof, Purchaser and its Affiliates that are subject to the terms of the Confidentiality Agreement and the Bidder Representatives have complied in all material respects with the terms of the Confidentiality Agreement including the restrictions on contacting other potential acquirers of the Business and the restriction on limiting Purchaser’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Business. Following the Closing all Confidential Information of Sellers or any of their Affiliates to the extent related to the Business shall be deemed the Confidential Information of the Conveyed Entities and of Purchaser.

Section 4.12 Absence of Arrangements with Management. As of the date hereof, there are no written Contracts, undertakings, commitments, or other written agreements between Purchaser or any of its controlled Affiliates, on the one hand, and any member of the management of the Business, on the other hand, relating to the transactions contemplated by the Transaction Documents or the operation of the Business after the Closing.

Section 4.13 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

ARTICLE V

COVENANTS

Section 5.1 Information and Documents. (a) From and after the date hereof, subject to applicable Law and any applicable Order, upon reasonable advance notice to Sellers, Sellers shall permit Purchaser and its Representatives to have supervised, reasonable access, during regular normal business hours, to the Business Employees and to the assets, properties, books and records of Sellers and the Conveyed Entities to the extent relating primarily to the Business and shall, to the extent permitted by applicable Law any applicable Order, make available to Purchaser such financial and operating data and other available information with respect to the Business (to the extent such data or information is readily available under normal operating procedures), including such information relating to the employment of the Business Employees with respect to compensation, service and other similar information relating to Sellers’ or any of the Conveyed Entities’ employment of the Business Employees, as Purchaser shall from time to time reasonably request for the purposes of enabling Purchaser to (i) consummate the transactions contemplated by this Agreement, and (ii) operate the Business as operated prior to Closing, after Closing; provided, however, that no such access shall unreasonably interfere with Sellers’ operation of their respective businesses; and provided, further, that Sellers shall not be required to take any action which would reasonably be expected to constitute a waiver of attorney-client privilege where alternative measure are not available to preserve such privilege while granting such access.

(b) All information received by Purchaser and given by Sellers and the Conveyed Entities in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Evaluation Material,” as defined in, and pursuant to the terms of, the Confidentiality Agreement. From and after the Closing, Sellers shall not, and shall cause its Affiliates not to, make use of any such information or disclose any such information to any Person (except to the extent required by applicable Law or Order).

(c) It is expressly understood and agreed that, without the prior written consent of Sellers, which consent may be granted or withheld in Sellers’ sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the properties of the Conveyed Entities.

Section 5.2 [RESERVED].

Section 5.3 Efforts to Close; Filings and Consents. Except as otherwise set forth in this Section 5.3, subject to the terms and conditions set forth herein, and to applicable Law, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Sellers shall, and shall cause their Representatives to, cooperate with the Purchaser and Purchaser’s Representatives, and use commercially reasonable efforts to comply with the reasonable requests of the Purchaser with respect to, and make, give and obtain on a timely basis, all filings, notices and consents required to be made, given or obtained in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation any such filings, notices or consents required or otherwise reasonably necessary to transfer or assign all Permits, Contracts and

Conveyed Intellectual Property currently held by Sellers or their Affiliates related to the Business. At all times after the execution of this Agreement, Sellers and their Representatives shall cooperate with the Purchaser and with Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may reasonably request, in connection with any filing, notice or consent that the Purchaser is required or elects to make, give or obtain or in connection with the transfer of any Non-Transferred Assets (which transfers shall be effected in accordance with the instructions of, and to the entities designated by, the Purchaser).

Section 5.4 Antitrust Laws. (a) Purchaser and Sellers shall as promptly as practicable take all actions necessary to file or cause to be filed the filings required of them or any of their Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby no later than fifteen (15) Business Days following the date hereof the notification and report forms required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith. Any such notification and report forms and supplemental information will be in substantial compliance with the requirements of the applicable Antitrust Laws. Sellers and Purchaser shall furnish to each other such necessary information and reasonable assistance as the other may request, in connection with its preparation of any filing or submission that is necessary under the applicable Antitrust Laws. Sellers and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from the applicable Antitrust Authority and shall comply promptly with any such inquiry or request. Sellers and Purchaser will use their respective reasonable best efforts to obtain any clearance required under applicable Antitrust Laws for the transactions contemplated by this Agreement.

(b) Purchaser shall be responsible for the payment of all filing fees under any Antitrust Laws. Each Party shall be responsible for the fees and costs that it incurs in connection with making such filings under the Antitrust Laws.

(c) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to: (i) agree to sell, divest, hold separate, license, cause a third-party to acquire, or otherwise dispose of, the Business, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, or any Conveyed Entity, (ii) take or commit to take such other actions that may limit Purchaser, its Affiliates, or any Conveyed Entity’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, or (iii) enter into any Order, consent decree or other agreement to effectuate any of the foregoing.

Section 5.5 Non-EU Business Employees and Employee Benefits. The provisions of this Section 5.5 shall apply only to Non-EU Business Employees.

(a) Transfer and Terms and Conditions of Employment. Purchaser shall cause the Conveyed Entities to continue the employment of each of their Non-EU Business Employees, commencing as of the Closing Date, in the same job or position and location as in effect immediately prior to the Closing Date (regardless of whether such job or position was with the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them) and (x) at a rate of pay at least equal to, (y) with severance entitlements not less favorable than, and (z) with other employee benefits, perquisites and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans) not substantially less favorable in the aggregate than, the rate of pay, severance entitlements and other employee benefits, perquisites and terms and conditions of employment provided to the Non-EU Business Employee (regardless of whether provided by the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them), or to which the Non-EU Business Employee would be entitled, upon commencing employment with the applicable Conveyed Entity or applicable Affiliate of Sellers, immediately prior to the Closing Date. For purposes of this Section 5.5, (i) “pay” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials, but not stock options or other equity-based compensation and (ii) there shall be no breach of this Section 5.5 if Purchaser does not grant stock options and other equity-based compensation and does not provide post-retirement health and post-retirement life insurance benefits to Non-EU Business Employees; provided, however, that, if and to the extent stock options or other equity-based compensation are provided by Purchaser to similarly situated employees of Purchaser, Purchaser shall grant (or shall cause to be granted) stock options and other equity-based compensation to Non-EU Business Employees (or other long-term incentive compensation, to the extent Purchaser cannot grant such stock options or other equity-based compensation to a Non-EU Business Employee pursuant to Law). Purchaser acknowledges that by purchasing the Conveyed Entities, Purchaser shall cause the Conveyed Entities or its Affiliates to continue to employ all Non-EU Business Employees of the Conveyed Entities commencing as of the Closing Date, and such Non-EU Business Employees shall be referred to as “Transferred Employees” for purposes of this Agreement. For a period of at least twelve (12) months following the Tyco Closing Date, Purchaser covenants and agrees to (or to cause the Conveyed Entities or their Affiliates to) continue to provide each Transferred Employee with the pay, severance, benefits, perquisites and terms and conditions of employment described in this Section 5.5 unless the Transferred Employee’s employment is sooner terminated (other than in the case of severance or similar termination pay and benefits). No provision in this Agreement shall give any Business Employee any right to continued employment with Purchaser or impair in any way the right of Purchaser to terminate the employment of any employee. With respect to matters described in this Section 5.5, the Sellers and the Conveyed Entities will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to the Non-EU Business Employees.

(b) Provision of Health Benefits. With respect to U.S. Business Employees, Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, coverage to all Transferred Employees and their respective spouses and dependents, under a group health plan sponsored by Purchaser or its Affiliates, which plan shall have no pre-existing condition limitations or exclusions with respect to any such employee, spouse or dependant. Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provision of continuation coverage, with respect to all such Transferred Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. For purposes of this Section 5.5(b), the terms “group health plan,” “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.

(c) Severance; Retention; Bonuses. Without limiting the generality of the foregoing, (i) Purchaser shall, or shall cause its Affiliates to, have in effect until at least twelve (12) months following the Tyco Closing Date, severance and retention plans, practices and policies applicable to each Transferred Employee on the Closing Date that are not less favorable than such policies in effect immediately prior to the Closing Date with respect to such employee (whether provided by the Conveyed Entity, Seller, Tyco, or an Affiliate of any of them), and Purchaser shall indemnify, in accordance with ARTICLE VIII hereof, and hold harmless Seller and its Affiliates from any severance Liabilities with respect to Transferred Employees, and (ii) Purchaser shall, or shall cause the Conveyed Entities or their Affiliates to, ensure that each Transferred Employee who was notified of his or her target bonus for the current fiscal year prior to the Closing Date, and who meets the performance targets, if any, established at the time of such notification, receives an annual bonus at least equal to such target bonus if the Transferred Employee meets the performance targets. Seller agrees to reimburse Purchaser within thirty (30) days of demand for any payment made by Purchaser to a Non-EU Business Employee in respect of any retention, change in control or similar agreement or obligation entered into or otherwise agreed upon prior to the Closing or any Performance Bonus.

(d) Tax-Qualified Plans. In the event Transferred Employees are not permitted to continue to participate in the Predecessor Savings Plan following the Closing Date, each Transferred Employee who is a participant in the Predecessor Savings Plan shall cease to be an active participant under such plan effective as of the Closing Date, and each Conveyed Entity shall cease to be a participating employer in the Predecessor Savings Plan effective as of the Closing Date (Sellers shall have provided Purchaser with satisfactory evidence to this effect as of the date hereof). In such case, effective as of as soon as reasonably practicable after the Closing Date, Purchaser shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions not substantially less favorable than those provided under the Predecessor Savings Plan as determined on an annualized basis (the “Purchaser Savings Plan”) in which Transferred Employees shall be eligible to participate. Effective as of the Closing Date, each Transferred Employee shall become fully vested in his or her account balance in the Predecessor Savings Plan. Notwithstanding anything to the contrary contained herein, Purchaser may modify the terms of, or terminate, the Purchaser Savings Plan subject to the limitations set forth in Section 5.5(a).

(e) Certain Welfare Plan Matters. Following the Closing Date, to the extent permitted by Law and the terms of the applicable Benefit Plan, Purchaser shall use its best efforts (i) to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans in which such Transferred Employees may be eligible to participate and (ii) to provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective dependents and beneficiaries) up to (and including) the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(f) Cafeteria Plan. Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provides benefits to Transferred Employees not substantially less favorable than those provided by the Predecessor Cafeteria Plan. As soon as practicable following the Closing Date, Sellers shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Predecessor Cafeteria Plan made during the year in which the Closing Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees; provided, however, that, if the aggregate payouts from the flexible spending reimbursement accounts made during the year in which the Closing Date occurs to such Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Purchaser shall cause such excess to be transferred to Sellers as soon as practicable following the Closing Date. Purchaser shall cause such amounts to be credited to each such Transferred Employees’ corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date. On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Predecessor Cafeteria Plan that have not been paid in full as of the Closing Date, subject to Sellers satisfying their obligations under this Section 5.5(f). Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employees under the Predecessor Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

(g) Supplemental Life and Long Term Disability. Effective on and for at least twelve (12) months after the Tyco Closing Date, Purchaser shall, or shall cause its Affiliates to, offer Transferred Employees coverage for supplemental life insurance and provide Transferred Employees with long-term disability policies that are not substantially less favorable than those offered immediately prior to the Closing Date by the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them, as applicable, and that cover Transferred Employees as of the date hereof, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any Liabilities, costs or expenses with respect to such policies.

(h) Credited Service. With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall recognize, for all Transferred Employees from and after the Closing Date, credit for all service with the Conveyed Entities and their respective predecessors (including, without limitation, Sellers, Tyco, and their Affiliates), prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

(i) No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 10.5, nothing in this Section 5.5(i), express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

Section 5.6 EU Business Employees. (a) Transfer via Transfer Regulations. The Purchaser shall cause the Conveyed Entities to continue the employment of each of the EU Business Employees with effect from the Closing Date, as provided in the Transfer Regulations as they would have applied to Sellers had the transactions contemplated by this Agreement not occurred or any applicable Laws. Notwithstanding the foregoing, with respect to such EU Business Employees, such employment shall be on terms and conditions that are not less favorable than the terms and conditions of employment provided to the EU Business Employees immediately prior to the Closing Date, regardless of whether by the Conveyed Entity, Sellers, Tyco, or an Affiliate of any of them. Notwithstanding the foregoing, and except to the extent required by Law, Purchaser shall not be obligated to establish a defined benefit retirement plan or arrangement for any EU Business Employees or any other Transferred Employees. If any EU Business Employees or any other Transferred Employees were covered by a defined benefit arrangement of Sellers or Tyco immediately prior to the Closing, Purchaser shall establish as of the Closing Date, a defined contribution arrangement for the benefit of such employees that provides reasonably comparable benefits, taking into account the difference in plan design, or such greater benefits as may be required by Law. For a period of at least twelve (12) months following the Tyco Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, continue to provide each EU Business Employee with the terms and conditions of employment described in this Section 5.6(a). With respect to matters described in this Section 5.6, the Sellers and the Conveyed Entities will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to the EU Business Employees and will use commercially reasonable efforts to have Tyco consult with Purchaser in the same manner. Sellers agree to reimburse Purchaser within thirty (30) days of demand for any payment made by Purchaser to an EU Business Employee in respect of any retention, change in control or similar agreement or obligation entered into or otherwise agreed upon prior to the Closing or any Performance Bonus.

(b) Indemnity. Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all Losses incurred prior to, on or after the Closing Date, as a result of, arising out of, or in connection with (i) the EU Business Employees before the Closing Date, in respect of any breach of the information and consultation provisions of the Transfer Regulations by Purchaser or any Affiliate of Purchaser; or (ii) any claim by an EU Business Employee (whether or not such EU Business Employee resigns or objects to being employed by a Conveyed Entity under the Transfer Regulations) that a Conveyed Entity is in breach of contract and/or in breach of any statutory employment rights because of any change in, or any plans of Purchaser (or any relevant Affiliate of Purchaser) to change, any terms and conditions of employment or working conditions of any EU Business Employee after the Closing Date. The indemnity provided in this Section 5.6(b) shall not duplicate any obligation of Purchaser pursuant to ARTICLE VIII of this Agreement, and shall be governed by the provisions of such Article to the extent applicable.

(c) Non-Transfer of EU Business Employees. If a contract of employment has been offered by a Seller or a Conveyed Entity to an individual who would, upon the Closing Date be an EU Business Employee had the contract taken effect on its intended effective date, and if the contract is found (or alleged) not to have effect after the Closing Date, as originally made with Sellers or the Conveyed Entity, Purchaser agrees that (i) in consultation with Sellers, it will within seven (7) days of being informed of such finding or allegation make to the relevant individual an offer in writing to employ him or her under a new contract of employment to take effect on the termination referred to below and (ii) any such offer made by Purchaser will be on terms and conditions which taken as a whole do not differ in any material way from the terms and conditions of employment of that individual immediately before the Closing Date, (save as to the identity of the employer). Upon that offer being made, Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any Losses arising directly or indirectly out of the employment of that individual from the Closing Date, until such termination and the termination of such employment.

(d) No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 10.5, nothing in this Section 5.6, express or implied, is intended to constitute an amendment to any Benefit Plan or confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.6A Subsequent Transfer of Employees in Certain Countries. (a) Except for this Section 5.6A, for purposes of applying Section 5.5 or Section 5.6 with respect to the Business Employees, if any, located in each of the Delayed Transfer Countries and Finland, Germany, Hong Kong, Italy, Malaysia, Russia, South Africa, Sweden, Taiwan, the United Kingdom and, but only if designated in Schedule 5.6A of the Seller Disclosure Letter, the United States (each an “Applicable Employee”), the term “Subsequent Employee Transfer Date” shall be substituted for all references to the terms “Closing” and “Closing Date.” With respect to each Applicable Employee, on the Subsequent Employee Transfer Date, Sellers shall take the actions necessary to make such Applicable Employee an employee of a Seller immediately prior to the transfer of the employee to Purchaser or one of the Conveyed Entities, unless Tyco has agreed to a transfer directly from Tyco to Purchaser or one of the Conveyed Entities. With respect to matters described in this Section 5.6A, the Sellers and the Conveyed Entities will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to sending any notices or other communication materials to the Applicable Employees.

(b) Purchaser hereby covenants and agrees for the benefit of Sellers and their Affiliates to take any and all actions necessary or desirable in order to ensure that persons conducting business or otherwise interacting or having contact with the Applicable Employees prior to the Subsequent Employee Transfer Date are informed and understand that the Applicable Employees have no power or authority to bind, commit or otherwise obligate Sellers or Purchaser or any of their respective Affiliates in respect of any transaction or Liability.

(c) In respect of the Applicable Employees, Purchaser and Sellers hereby covenant and agree for the benefit of each other and each other’s Affiliates to use commercially reasonable efforts to authorize and enable each Applicable Employee, effective from and after the Closing, to perform his or her duties and obligations substantially as performed on behalf of Sellers and their Affiliates prior to the Closing.

(d) In connection with the payments contemplated by Section 2.7(c), Purchaser shall reimburse Sellers for any and all reasonable and documented out-of-pocket costs and expenses incurred by Sellers, whether directly or indirectly, in respect of the Applicable Employees after the Closing and prior to the Subsequent Employee Transfer Date, including, without limitation, all payroll, pension, and other benefits and related costs and expenses in respect of the Applicable Employees as well as for allocations of any other cost related to such Applicable Employees that are consistent with the historical allocation of costs to the Business by Sellers or Tyco or its Affiliates.

(e) CDES shall, directly or indirectly, provide in France to Purchaser, the Conveyed Entities, or their Affiliates, such services with respect to the Business as to which CDES and Purchaser agree from time to time (the “Services in France”). CDES makes no warranties with respect to the Services in France, and CDES’s obligation to provide Services in France shall be contingent upon its continued ability to obtain services from Tyco. Purchaser shall reimburse CDES for any and all reasonable and documented out-of-pocket costs and expenses incurred by CDES for the provision of the Services in France, whether directly or indirectly, including, without limitation, the fee charged by Tyco for provision of underlying services to CDES.

(f) Purchaser shall indemnify and hold harmless Sellers and their Affiliates from and against any and all Losses arising out of or in connection with, directly or indirectly: (t) any act or omission (or alleged act or omission) of any Applicable Employee that occurs (or is alleged to have occurred) after the Closing, regardless of legal theory, and whether based in tort, contract, strict liability or otherwise, to the extent that Purchaser would have liability if it were the employer of such Applicable Employee, (u) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any Applicable Employee in respect of his or her employment and based upon facts or circumstances during the period from the Closing until the Subsequent Employee Transfer Date (including, without limitation, any claim of discrimination on any basis, harassment or unlawful termination) except that such indemnification shall not apply with respect to acts or omissions of Sellers or their Affiliates, (v)

any and all Losses (including any severance costs) associated with the termination of employment of any Applicable Employee for any reason after the Closing and prior to the Subsequent Transfer Date, (w) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any Applicable Employee or Purchaser against Sellers in respect of any failure to inform and consult under the Transfer Regulations, or (x) any act or omission (or alleged act or omission) of CDES or Tyco or an Affiliate of either in connection with or related to the provision of the Services in France, regardless of legal theory, and whether based in tort, contract, strict liability or otherwise, (y) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any person based upon facts or circumstances related to the provision of the Services in France, or (z) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any employee of CDES or Tyco or Affiliate of either or the representative of such employee through whom CDES directly or indirectly provides the Services in France, or by Purchaser, against Sellers or Tyco or an Affiliate of either in respect of any failure to inform and consult under applicable law.

Section 5.7 Post-Closing Information. For a period of seven (7) years following the Closing, upon written request delivered to Purchaser, Purchaser shall, and Purchaser shall cause the Conveyed Entities and the Affiliates of Purchaser to afford to Sellers and their Representatives reasonable access during regular normal business hours, upon reasonable advance notice subject restrictions under applicable Law, to the properties, books and records and employees of Purchaser, the Conveyed Entities and the Affiliates of Purchaser with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business or to enable Sellers and their Representatives to satisfy Sellers’ and their Affiliates’ financial reporting and Tax planning, preparation and reporting obligations.

Section 5.8 Exclusive Dealing. (a) Immediately following the execution of this Agreement, Sellers shall, and shall cause their Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and the Bidder Representatives), concerning the purchase of the Business, and material assets of the Business or the Shares.

Section 5.9 No Hire and Non-Solicitation of Employees. (a) No Seller nor any of their controlled Affiliates will at any time prior to two (2) years from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Business Employees without Purchaser’s prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Business Employees, who is not first terminated by Purchaser or any of its Affiliates subsequent to the Closing, to the extent such no-hire covenants are permitted by applicable Law, without Purchaser’s prior written consent.

(b) Except as contemplated by the Transition Services Agreement, neither Purchaser nor any of its controlled Affiliates will at any time prior to two (2) years from the Closing Date, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the employees of Sellers and its Affiliates (other than the Business Employees) without Sellers’ prior written consent or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the employees of Sellers and their Affiliates (other than the Business Employees), who is not first terminated by Sellers or any of their Affiliates subsequent to the Closing, to the extent such no-hire covenants are permitted by applicable Law, without Sellers’ prior written consent.

(c) For purposes of this Section 5.9, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided, that, such searches are not focused or targeted on the Business Employees or the employees of Sellers and their Affiliates (other than the Business Employees), as applicable.

Section 5.10 Post-Closing Obligations for Leases. Purchaser shall not, without the prior written consent of Sellers (not to be unreasonably withheld or delayed), exercise any right with regard to, or enter into, any amendment, renewal, modification or waiver of any Real Property Lease that could extend the term thereof beyond its then current term (which current term shall be deemed to include the term of any future renewal options existing as of the date hereof in any Real Property Lease) with respect to any Real Property Lease as to which Sellers or one of their Affiliates remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease. Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month to month tenancy and with respect to which Sellers or one of their Affiliates remains the leasing party, or a guarantor or is otherwise secondarily liable, in no event shall Purchaser extend such Real Property Lease (or otherwise continue or renew such month to month tenancy) later than the date that is twelve (12) months after the Closing Date. Nothing in this Agreement shall be deemed to prevent Purchaser from seeking a novation of, or entering into a new lease for the Leased Real Property relating to any Real property Lease as to which Sellers remain the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee under such lease so long as such novation or new lease contains a full release of all obligations of Sellers and/or their Affiliates, as the case may be, under such Real Property Lease.

Section 5.11 Pre-Closing Transfers. (a) To the extent not transferred at or prior to the Closing, as soon as possible after the Closing, Sellers shall, and shall cause their Affiliates to, as the case may be, transfer (and record where applicable such transfers) all of Sellers’ or its Affiliates’ right, title and interest in and to such Non-Transferred Assets, including, without limitation, the assets set forth on Schedule 5.11(a) hereof, to a Conveyed Entity or other Person (as directed by Purchaser), for no additional consideration and free and clear of all Liens (other than Permitted Liens and Liens arising under the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement), and provide Purchaser with evidence of such transfers and recording.

(b) To the extent not conveyed and transferred on or prior to the Closing Date, except as otherwise provided in this Agreement, as soon as possible after the Closing, Sellers shall, and shall cause their Affiliates to, as the case may be, convey and transfer (and record where applicable such transfers), in a form reasonably acceptable to Purchaser, to the relevant Conveyed Entity or other Person (as directed by Purchaser), each and every item of Intellectual Property that is Conveyed Intellectual Property, for no additional consideration and free and clear of all Liens (other than Permitted Liens and Liens arising under the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement), such that the representation and warranty in Section 3.14(a) is true and correct. All such transfers with respect to Registered Intellectual Property shall be pursuant to an assignment recorded in the PTO and with any other relevant authority anywhere in the world in a form reasonably acceptable to Purchaser.

Section 5.12 Purchaser Trademarks and Trade Names. Effective upon the Closing, Purchaser hereby grants to Sellers and their Affiliates (A) for a period of one (1) year, a non-exclusive, worldwide, fully-paid and royalty-free license (i) to use the trademark “M/A-COM” (the “Mark”) in connection with their business solely in the same manner such term is currently used (other than in connection with the Business), provided that, in connection with their RFID business, Sellers and its Affiliates shall only use the Mark adjacent to the term “RFID” as part of a compound mark (e.g., M/A-COM RFID), and (ii) to reproduce the Mark solely as currently included in the mask works for Sellers’ and its Affiliates’ semiconductor products (including RFID products) that are to be imbedded in other products which are not visible to the general public, and (B) for a period of three (3) years from the Tyco Closing Date, a non-exclusive, worldwide, fully-paid and royalty-free license solely to sublicense the Mark to Tyco as provided under Section 5.17 of the Tyco Agreement. All goodwill arising from such use of the Mark shall inure to the sole benefit of the Purchaser and the Conveyed Entities, as the case may be. Sellers acknowledge that the products manufactured and services provided by or on behalf of Sellers and their Affiliates and licensees in respect of which the Mark is used shall be of a quality and nature comparable to such products manufactured and services provided prior to the Closing. Except in connection with transfers or sales to Affiliates, (1) Purchaser agrees not to sell or transfer the Mark except in connection with a Sale of the Business; and (2) Sellers and their Affiliates agree not to sub-license the use of the Mark, except that Sellers may grant a sub-license of the use of the Mark in connection with a sale of the RFID business, the scope of use of which shall be as set forth above. The Mark is licensed to Sellers and their Affiliates on an “as is” basis and without any representations, warranties or indemnities of any kind.

Section 5.13 Novation and Assignment of Contracts. (a) Purchaser and Sellers shall cooperate in seeking the transfer (by novation or assignment) from Sellers or any of its Affiliates (other than the Conveyed Entities) of all Contracts which are Transferred Assets (each a “Post-Closing Transferred Contract”), effective as of or as soon as practicable after the Closing Date. For each Government Contract directly between any Seller or its Affiliates and any one or more U.S. Governmental Authorities which is a Post-Closing Transferred Contract, Sellers and Purchaser shall use commercially reasonable efforts to obtain the consents and approvals of the other party or parties to that Government Contract to novate the obligations and rights to Purchaser, consistent with 48 C.F.R. § 42.1204 et seq. For each other Post-Closing Transferred Contract, Sellers and Purchaser shall use commercially reasonable efforts to obtain all required consents and approvals of the other party or parties to novate such Contracts, and if such novation cannot be obtained, Sellers and Purchaser shall use commercially reasonable efforts to obtain all required consents and approvals of the other party or parties to such other Contracts for the assignment of such other Contracts, it being understood that neither Sellers nor any of its Affiliates shall be required to expend money, commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party to obtain such consents and approvals. Nothing in this Agreement shall be deemed to constitute a novation or assignment of any Post-Closing Transferred Contract if the attempted novation or assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof, would be ineffective with respect to any party or parties to such Contract or affect the rights of the Sellers or their Affiliate thereunder.

(b) In the event that the transfer of one or more Post-Closing Transferred Contracts as described in this Section 5.13 cannot be made, or if such attempted novation or assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers, their Affiliates or Purchaser under such Contract, or would not novate or assign all of Sellers or their Affiliate’s rights thereunder at the Closing, from and after the Closing, Sellers and Purchaser shall continue to cooperate and use commercially reasonable efforts to obtain all consents and approvals required to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such novation or assignment are resolved, to the extent permitted by applicable Law and the terms of such Post-Closing Transferred Contract, Sellers shall and shall cause their Affiliates to use commercially reasonable efforts (but without any obligation to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise)) to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Contract to the extent related to the Business, including entering into a subcontract with Purchaser for the performance of such Post-Closing Transferred Contract until such Contract is transferred in accordance with Section 5.13(a); (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and take all necessary steps and actions to provide Purchaser with the benefits of such Post-Closing Transferred Contract and to relieve Sellers or their Affiliate of the performance and other obligations thereunder; and (iii) enforce, at the request of and for the account of Purchaser, any rights of Sellers or their Affiliate arising from any such Post-Closing Transferred Contract against any third party (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Post-Closing Transferred Contract referred to in this Section 5.13 (whether from Sellers or otherwise), Purchaser shall perform on behalf of Sellers or their Affiliate and for the benefit of any third party (including any Governmental Authority) the obligations of Sellers or their Affiliate thereunder. Purchaser agrees to pay, perform and discharge, and defend and indemnify Sellers and their Affiliates against and hold Sellers and their Affiliates harmless from, all Liabilities of Sellers and their Affiliates relating to such performance or failure to perform, and in the event of a failure of such indemnity, Sellers and their Affiliates shall cease to be obligated under this Agreement with respect to the Post-Closing Transferred Contract that is the subject of such failure. This Section 5.13 shall also apply to any Real Property Lease, equipment leases of the Conveyed Entities, Intellectual Property License or Permit as if such lease, license or permit was a Post-Closing Transferred Contract.

Section 5.14 Manifest Error with Respect to Purchased Assets. To the extent that, during the six- (6)-month period following the Closing Date, Sellers or Purchaser, in good faith, identifies an asset that is owned by Sellers or their Affiliates (other than a Conveyed Entity) and was owned by Sellers or their Affiliates (other than a Conveyed Entity) as of the Closing Date that is or should be a Transferred Asset (any such asset, an “Omitted Asset”), then such Seller or the Purchaser, as the case may be, shall promptly deliver to the other party written notice describing the Omitted Asset and the facts supporting that party’s determination that such asset is an Omitted Asset (the “Omission Notice”). Promptly following its delivery or receipt of an Omission Notice, such Seller shall transfer such Omitted Asset to Purchaser, at no cost to the Purchaser and in a manner mutually agreeable to Sellers and Purchaser, as promptly as practicable after such Seller delivers or receives the Omission Notice. If Purchaser delivers an Omission Notice to a Seller and such Seller disagrees with Purchaser’s assertion that the asset referred to in the Omission Notice is an Omitted Asset, Purchaser and such Seller shall escalate the disagreement to their respective Chief Financial Officers or similar level executives who shall consider the dispute in a mutually agreeable location and shall attempt in good faith to resolve the dispute. If such officers are unable to resolve such dispute within ten (10) calendar days, Purchaser and such Seller shall submit for arbitration any and all matters that remain in dispute and were properly included in the Omission Notice to submit such dispute to a court of competent jurisdiction as set forth in Section 10.9(b).

Section 5.15 Intercompany Accounts. The Parties agree that Purchaser will be deemed to have contributed to the Conveyed Entities, immediately upon Closing, an amount of the Closing Cash Consideration necessary to repay all intercompany balances owing to or owed by the Conveyed Entities to any Seller or any of their Affiliates or Subsidiaries (and any intercompany Contracts relating thereto), in each case, other than such intercompany balances that are due or incurred on a current basis (i.e. as a current asset or current liability of the Business), in the ordinary course of business consistent with past practice and necessary for the day-to-day operations of the Business, and that are included in the Closing Date Working Capital, and from and after the Closing, all intercompany balances owing to or owed by the Conveyed Entities to any Seller or any of their Affiliates or Subsidiaries shall be forgiven, eliminated and otherwise terminated (including, any intercompany Contracts relating thereto). Such amounts to be repaid, as well as the relevant Conveyed Entity that is the obligor and the entity that is the creditor, are set forth on Schedule 5.15 hereto, it being understood and agreed that such Schedule 5.15 may be updated within ten (10) Business Days after Closing, in order to adjust for the final amounts through Closing.

Section 5.16 Liabilities Covered by Sellers Insurance. With respect to events relating to the Business that occurred or existed prior to the Closing Date that are covered by Sellers or their Affiliates’ occurrence-based third-party liability insurance policies (other than policies of the Conveyed Entities that remain in full force and effect after the Closing), Purchaser may make claims on behalf of the Business to the extent such coverage and limits are available under such policies; Purchaser and Sellers shall cooperate in connection with making such claim and each party shall provide the other with all reasonably requested information necessary for Sellers to make such claim. Sellers agree to take actions that it believes in good faith are commercially reasonable to permit Purchaser acting on behalf of the Business to make claims under such insurance policies of Sellers and their Affiliates solely in respect of Liabilities of the Business that existed or occurred prior to the Closing Date.

Section 5.17 Release of Liens. Each Seller shall use its commercially reasonable efforts to cause to be released all Liens on the Shares, the Transferred Assets or any of the other assets of the Conveyed Entities (other than: (i) the Leased Real Property and (ii) the Liens arising under the Secured Promissory Note, the Short Term Note and the Revolving Credit Agreement), and shall provide to Purchaser duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary to evidence the release of all such Liens.

Section 5.18 ISRA Compliance. Seller shall comply with the N.J.S.A. 13:1K-6 et seq. and applicable rules at N.J.A.C. 7:26B (collectively, “ISRA”) with respect to its leased real property located at 2 and 4 Olsen Ave., Edison, New Jersey (“NJ Sites”). Seller shall submit a General Information Notice as described at N.J.A.C. 7:26B-3.3(a) and an Application for Remediation Agreement by the Closing Date with respect to the NJ Sites. Seller shall comply with the confidentiality provisions of N.J.A.C. 7:26B-7.1 when filing the General Information Notice and the Application for Remediation. Seller shall further obtain a Remediation Agreement executed by the New Jersey Department of Environmental Protection (“NJDEP”) prior to the Closing Date or as soon as possible after the Closing Date, promptly sign said Remediation Agreement, and thereafter submit the executed Remediation Agreement to the NJDEP in accordance with ISRA. Thereafter, Seller shall take, at its own cost and expense, all such steps as are required to obtain a No Further Action approval letter from the NJDEP with respect to the NJ Sites.

Section 5.19 Non-Competition. (a) Except as otherwise set forth in this Section 5.19(a), for a period of three (3) years after the Closing (the “Noncompete Term”), Purchaser agrees not to, and agrees that it shall cause the Conveyed Entities and their Subsidiaries (including those Subsidiaries of Purchaser or the Conveyed Entities formed after the date hereof to which the assets of the Business are transferred after the date hereof) (collectively the “Purchaser Group”) not to engage directly in any of the activities set forth in Paragraph 2 of Schedule 5.19(a) hereof (the “Purchaser Group Restricted Activities”). During the Noncompete Term, each Seller agrees not to and agrees that it shall cause its Subsidiaries and controlled Affiliates and their Subsidiaries and controlled Affiliates (collectively the “Seller Group”) not to engage directly in any of the activities set forth in Paragraph 3 of Schedule 5.19(a) of the Seller Disclosure Letter (the “Seller Group Restricted Activities”). Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), except to the extent specifically provided in the proviso contained at the end of this sentence, the restrictions on Purchaser Group Restricted Activities and Seller Group Restricted Activities contained in this Section 5.19 and in Schedule 5.19(a) shall only apply so as to limit the applicable party’s sale of the products of CDES or MTS, as applicable, which were in existence at the time of the Closing, provided, however, that the Purchaser Group Restrictions set forth in Paragraph 2(c) of Schedule 5.19(a) shall not only apply so as to limit the applicable party’s sale of the products of CDES or MTS, as applicable, which were in existence at the time of the Closing, but shall be limited by the terms of Section 5.19(e) and Section 5.19(f) hereof.

(b) The Parties recognize that their failure to comply with the provisions of this Section 5.19 and Schedule 5.19(a) and the attachments thereto shall cause irreparable harm to the other Parties hereto and that money damages alone would be insufficient to compensate such other Parties. The Parties therefore agree that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against either or both of the Parties in the event of any actual or threatened breach of any of the provisions of this Section 5.19 or Schedule 5.19(a). Any such relief shall not preclude a Party hereto from seeking any other relief at law or equity, subject to applicable standards of pleading and proof, with respect to any such claim.

(c) If any provision of this Section 5.19 or Schedule 5.19(a) is deemed to be in violation of any law or unenforceable for any reason, then such provision shall not be construed to be null, void and of no effect, and shall remain in full force and effect and shall continue to be binding upon the Parties, and the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the Parties as expressed herein.

(d) The covenants of the Parties in this Section 5.19 and Schedule 5.19(a) are not intended to supersede any covenant in any other agreement that they may enter into. The covenants in this Section 5.19 and Schedule 5.19(a) shall be cumulative with any covenants given pursuant to any other agreement that the Parties may enter into.

(e) Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person or any business lines, product lines or similar groups of assets acquired by Purchaser or any of its Subsidiaries after the date hereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of MTS in existence as of the Closing), even if such Person or business lines, product lines or similar groups of assets have engaged in activities that would otherwise constitute Purchaser Group Restricted Activities prior to their acquisition by Purchaser, provided that such products are not misrepresented as products of MTS in existence as of the Closing. Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person or any business lines, product lines or similar groups of assets acquired by Seller or any of its Subsidiaries after the date hereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of CDES in existence as of the Closing), even if such Person or business lines, product lines or similar groups of assets have engaged in activities that would otherwise constitute Seller Group Restricted Activities prior to their acquisition by Seller, provided that such products are not misrepresented as products of CDES in existence as of the Closing.

(f) Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person that acquires after the date hereof, by merger, asset purchase, stock purchase or otherwise, the Purchaser Group or any business lines, product lines or similar groups of assets or other portion thereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of the Purchaser Group in existence as of the Closing), even if such Person has engaged in activities that would otherwise constitute Purchaser Group Restricted Activities prior to such acquisition, provided that such products are not misrepresented as products of MTS in existence as of the Closing. Notwithstanding anything to the contrary contained in this Section 5.19 or in Schedule 5.19(a), the restrictions contained in this Section 5.19 and its associated schedules shall not apply to any Person that acquires after the date hereof, by merger, asset purchase, stock purchase or otherwise, the Seller Group or any business lines, product lines or similar groups of assets or other portion thereof (except so as to limit for the remaining Noncompete Term, if any, their sale of the products of the Seller Group in existence as of the Closing), even if such Person has engaged in activities that would otherwise constitute Seller Group Restricted Activities prior to such acquisition, provided that such products are not misrepresented as products of CDES in existence as of the Closing.

ARTICLE VI

[RESERVED]

ARTICLE VII

TAX MATTERS

Section 7.1 Allocation of Taxes to Sellers. Except to the extent reflected in the calculation of Closing Date Working Capital, Sellers shall be responsible for and will pay or cause to be paid, and will indemnify Purchaser and its Affiliates from and against, any and all of the following (collectively, “Sellers’ Taxes”):

(a) any and all Taxes imposed on the Sellers with respect to any taxable period, and any and all Taxes of, or relating to, the Conveyed Entities or the Non-Transferred Assets with respect to all Pre-Closing Periods, including (i) any Liability arising under Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise, and (ii) for the avoidance of doubt, (A) any Taxes of Sellers or the Conveyed Entities or imposed on the Non-Transferred Assets relating to the payment of any Performance Bonus and (B) any Taxes of Sellers or the Conveyed Entities or imposed on the Non-Transferred Assets relating to the matters set forth in Section 5.15 (Intercompany Accounts);

(b) the portion of the Taxes for any Straddle Period allocated to Sellers as determined under Section 7.3; and

(c) one-half (50%) of all Transfer Taxes;

provided, however, that Sellers’ Taxes shall not include any Taxes arising as a result of actions taken by any Conveyed Entity, Purchaser, or any of their Affiliates with respect to any Conveyed Entity, the Business or the Non-Transferred Assets after the Closing Date and not expressly contemplated by this Agreement.

Section 7.2 Allocation of Taxes to Purchaser. (a) Purchaser shall be responsible for, will pay or cause to be paid, and will indemnify Sellers and their Affiliates from and against (i) any and all Taxes of, or relating to, the Conveyed Entities or the Non-Transferred Assets with respect to all periods that begin after the Closing Date, (ii) one-half (50%) of all Transfer Taxes, and (iii) any and all Taxes of, or relating to, the Conveyed Entities or the Non-Transferred Assets arising as a result of actions taken by any Conveyed Entity, Purchaser or any of their Affiliates on the Closing Date, after the Effective Time of such Closing, excluding, for the avoidance of doubt, any Taxes relating to the Section 338(h)(10) Election.

Section 7.3 Allocation of Straddle Period Taxes. (a) With respect to any taxable period of a Conveyed Entity or applicable to the Non-Transferred Assets relating to Taxes that would (absent an election) include, but not end until after, the Closing Date (a “Straddle Period”), Sellers may or may cause one or more of the Conveyed Entities, at their sole option, to elect with any relevant Taxing Authority to close such Straddle Period as of the end of the Closing Date; provided, however, that any such election shall not materially alter the allocation of Taxes from that set forth in Section 7.3(b) and Section 7.3(c) below.

(b) Sellers will be allocated any Income Taxes imposed on the Conveyed Entity for the portion of the Straddle Period up to and including the Closing Date. For purposes of this Section 7.3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of a Conveyed Entity as of 11:59 p.m. on the Closing Date based upon Tax accounting methods, practices, and procedures last used by such Conveyed Entity in preparing its Tax Returns.

(c) As to any Tax other than an Income Tax for any Straddle Period, Sellers will be allocated:

(i) for any such Tax that is determined based upon specific transactions (including, but not limited to, value added, goods and services, sales, and use Taxes), all such Taxes applicable to transactions that have been consummated during the period through the end of the Closing Date; and

(ii) for any such Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any such Tax equal to the full amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 7.4 Tax Returns; Payment of Taxes. (a) Except as set forth on Schedule 7.4(a) of the Seller Disclosure Letter, Sellers shall, and shall cause the Conveyed Entities to, prepare and file, or cause to be prepared and filed, within applicable statutory limits and consistent with prior practice, (i) all Tax Returns of or which include the Conveyed Entities or the Non-Transferred Assets (including any amendments thereto) that are required to be filed on or prior to the Closing Date; (ii) all Income Tax Returns of or which include the Conveyed Entities (including any amendments thereto) for all taxable periods ending on or prior to the Closing Date, whether required to be filed before, on or after the Closing Date ((i) and (ii), the “Pre-Closing Period Tax Returns”); and (iii) all Transfer Tax Returns required to be filed by Sellers. Sellers shall, and shall cause the Conveyed Entities to, pay all Taxes shown on such Pre-Closing Period Tax Returns when due. Sellers shall file all such Pre-Closing Period Tax Returns that are Income Tax Returns; provided, however, that if any such Income Tax Returns are filed after the Closing and the Sellers are not authorized to file and execute such Income Tax Return by Law, Purchaser shall file (or cause to be filed) such Income Tax Return with the appropriate Taxing Authority.

(b) (i) Purchaser shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, all Tax Returns (other than Pre-Closing Period Tax Returns which shall be the responsibility of Sellers) relating to the Conveyed Entities or the Non-Transferred Assets that are required to be filed (giving effect to any extensions of time to file) after the Closing Date and Transfer Tax Returns required to be filed by Purchaser. Purchaser shall, and shall cause its Affiliates to, permit Sellers to review and comment on any Tax Return that includes any taxable period ending on or before or beginning before and ending after the Closing Date (collectively, the “Straddle Period Returns”) no fewer than thirty (30) Business Days prior to the due date of the applicable Straddle Period Return for which Sellers or any of their Affiliates has any obligation under this Agreement, and Purchaser shall, and shall cause its Affiliates to, make such revisions to such Tax Returns as are reasonably requested by Sellers. Purchaser shall pay or cause to be paid all Taxes with respect to such Straddle Period Returns when due and Sellers shall pay over to Purchaser no fewer than three (3) Business Days prior to the due date of the applicable Straddle Period Return, an amount of cash sufficient for the payment of any Taxes shown as due on such Tax Return and for which Sellers bear responsibility pursuant to Section 7.1.

(ii) Purchaser and Sellers shall, and shall cause their Affiliates to, permit each other to review and comment on the portion of any Tax Returns related to the determination of any Transfer Tax, and Purchaser and Sellers shall, and shall cause their Affiliates to, make such revisions to such Tax Returns as are reasonably requested by the other party, and shall reimburse the other party for one-half (1/2) of such Transfer Taxes.

(c) Purchaser agrees that, with respect to each of the Conveyed Entities and any successor thereto:

(i) except as provided in Section 7.7(d), neither Purchaser nor any of its Affiliates or any successor thereto will file any claim for refund of Taxes with respect to (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date;

(ii) Purchaser, its Affiliates, and any successor thereto must make any election available to them to waive the right to claim in respect of any period ending on or before the Closing Date any carryback with respect to Taxes arising in (a) any period beginning after the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

(iii) neither Purchaser nor any of its Affiliates or any successor thereto will file any amended Tax Return in respect of (a) any period ending on or before the Closing Date, or (b) in the case of a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

Section 7.5 Tax Contests. (a) Sellers and Purchaser shall provide notice within fifteen (15) Business Days to the other of any pending or threatened Contest of which it becomes aware related to Taxes for any period for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. If a Party hereto has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified under Section 7.6 hereof and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to Section 7.6 hereof shall be reduced by the amount of such detriment.

(b) Sellers or their designee shall have the right, upon written notice to Purchaser within thirty (30) days after delivery by Purchaser to Sellers of notice, to represent a Conveyed Entity’s interests in any Contest relating to a Tax matter arising with respect to a Pre-Closing Period Tax Return to the extent such Contest is in connection with any Taxes for which Sellers may be liable pursuant to Section 7.1 hereof, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof.

(c) Purchaser shall have the right to control the conduct of any Contest relating to a Tax matter of a Conveyed Entity or the Non-Transferred Assets arising with respect to a period ending after the Closing Date and of any Contest in respect of which Sellers have not elected to represent the interests of a Conveyed Entity pursuant to Section 7.5(b) and of any Tax Contest relating to Transfer Taxes; provided, however, that Sellers shall have the right, at Sellers’ own expense, to consult with Purchaser regarding any such Contest that may affect a Conveyed Entity for any Pre-Closing Period or for any portion of a Straddle Period ending on the Closing Date or for Transfer Taxes; and provided, further, that any settlement or other disposition of any such Contest that may affect a Conveyed Entity for any Pre-Closing Period or any portion of a Straddle Period ending on the Closing Date may only be made with the consent of Sellers, which consent will not be unreasonably withheld or delayed. As with all other disputes under this Agreement, it is understood by the Parties that any disputes arising under this Section 7.5(c), including, but not limited to, disputes regarding consent being unreasonably withheld, delayed or conditioned, shall constitute disputes regarding matters in this ARTICLE VII that require the agreement of the Parties within the meaning of Section 7.10 of this Agreement and, therefore, shall be resolved in accordance with Section 7.10 of this Agreement.

(d) Sellers and Purchaser agree, in each case at no cost to the other Party, to cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other Party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(e) Where there is a dispute with a Taxing Authority regarding liability for Tax for a Pre-Closing Period and for which Sellers have an indemnification obligation, Purchaser shall, or shall cause the appropriate Conveyed Entity to, as the case may be, at the request of Sellers, pay the amount of the disputed Tax to the Taxing Authority, and Purchaser or the Conveyed Entity shall be reimbursed by Sellers in a manner to be agreed upon by the Parties at such time as Sellers make such request.

Section 7.6 Indemnification. (a) The indemnification provisions set forth in this ARTICLE VII are the exclusive remedy for obligations of the Parties arising under this Agreement that relate to Taxes and ARTICLE VIII of this Agreement shall not apply to such obligations, except that ARTICLE VIII of this Agreement shall apply to breaches of Section 3.18. The covenants contained in this ARTICLE VII shall survive the Closing until the expiration of the applicable statute of limitations.

(b) Sellers shall be liable for, and covenants and agrees to indemnify and hold harmless Purchaser and its Affiliates from and against, any and all Losses incurred by Purchaser or any of its Affiliates:

(i) to the extent arising out of, in connection with or related to any breach by Sellers of any covenant contained in ARTICLE VII hereof; or

(ii) for Taxes for which Sellers bear responsibility pursuant to Section 7.1 hereof.

(c) Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Sellers and their Affiliates from and against, any and all Losses incurred by any of Sellers or any of their Affiliates:

(i) to the extent arising out of, in connection with or related to any breach by Purchaser of any covenant contained in ARTICLE VII hereof; or

(ii) for Taxes for which Purchaser bears responsibility pursuant to Section 7.2 hereof.

(d) If a Party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another Party (the “Tax Indemnifying Party”) under Section 7.6(b) or Section 7.6(c) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefore (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority). The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice). If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 7.6(e) hereof or if either the Tax Indemnifying Party or the Tax Indemnified Party exercises Contest rights as contemplated by Section 7.5(b), then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Accountant or a Final Determination regarding the Tax Claim, as the case may be. In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Tax Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Tax Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Tax Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Tax Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

(e) The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Tax Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Tax Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”). If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(f) The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of any net Tax benefit, if any, actually recognized and attributable to such Loss in the year in which the Tax Claim is made after taking into account any reduction in future Tax deductions.

(g) If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will, in accordance with Section 7.10, jointly request the Accountant to resolve the dispute as promptly as possible.

(h) Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Tax Notice in accordance with Section 7.6(d) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(i) Each of the Parties, on behalf of itself and its Affiliates, agrees not to bring any actions or proceedings, at law, in equity or otherwise, against any other Party or its Affiliates, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this ARTICLE VII, except pursuant to and subject to the express provisions of this Section 7.6.

Section 7.7 Refunds. (a) Purchaser shall, and shall cause its Affiliates to, hold in trust for the benefit of Sellers all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax liability for other taxable periods) of any Taxes not reflected as an asset in the calculation of Closing Date Working Capital for which Purchaser is entitled to indemnification pursuant to this Agreement (“Sellers’ Refunds”), and, within five (5) Business Days after receipt by Purchaser or any of its Affiliates of any such Sellers’ Refund, Purchaser or its Affiliate, as applicable, shall pay over to Seller the amount of such Seller’s Refund without right of set off or counterclaim.

(b) Sellers shall, and shall cause their Affiliates to, hold in trust for the benefit of Purchaser and its Affiliates all refunds (including interest paid thereon by a Governmental Authority and any amounts applied against a Tax Liability for other taxable periods) of any Taxes for which Sellers are entitled to indemnification pursuant to this Agreement (“Purchaser’s Refunds”) and, within five (5) Business Days of receipt by Sellers or any of their Affiliates of any such Purchaser’s Refund, Sellers or and their Affiliate, as applicable, shall pay over to Purchaser the amount of Purchaser’s Refund without right of set off or counterclaim.

(c) Upon the request of Sellers, Purchaser will file, or cause a Conveyed Entity or its Affiliate to file, claims for Sellers’ Refunds, in such form as Sellers may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Purchaser or its Affiliates. Sellers will have the sole right to prosecute any claims for Sellers’ Refunds (by suit or otherwise) at Sellers’ expense and with counsel of Sellers’ choice. Purchaser will cooperate, and cause the appropriate Conveyed Entity or Affiliate to cooperate, fully, at Sellers’ expense, with Sellers and their counsel in connection therewith.

(d) Upon the request of Purchaser, Sellers shall and shall cause their Affiliates to file, claims for Purchaser’s Refunds, in such form as Purchaser may reasonably request; provided, however, that the filing of any such claim will not result in any prejudice to Sellers or their Affiliates. Purchaser will have the sole right to prosecute any claims for Purchaser’s Refunds (by suit or otherwise) at Purchaser’s expense and with counsel of Purchaser’s choice. Sellers will cooperate, and cause their Affiliates to cooperate, fully, at Purchaser’s expense, with Purchaser and its counsel in connection therewith.

(e) Except as provided in Section 7.7(a) and Section 7.7(b) hereof, any refunds of Taxes other than Sellers’ Refunds and Purchaser’s Refunds will be the property of the payee of such refunds and no other Party or its Affiliates will have any right to such refunds.

(f) To the extent reasonably requested by Sellers, and within (30) days of such request, Purchaser and its Affiliates shall grant to Sellers appropriate powers of attorney as may reasonably be necessary to prosecute or defend its rights hereunder.

Section 7.8 Assistance and Cooperation. After the Closing Date, Sellers and Purchaser shall cooperate (and shall cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Entities or the Non-Transferred Assets including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession related to the Conveyed Entities and the Non-Transferred Assets available to the other, as provided in Section 7.9 hereof. Sellers and Purchaser also shall (and shall cause their respective Affiliates to) make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes. Any information or documents provided under this Section 7.8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

Section 7.9 Tax Records. Tax records in possession of Sellers relating to the Conveyed Entities or the Non-Transferred Assets shall be transferred to Purchaser, however such records may be redacted to eliminate items regarding CDES. Sellers may make and retain copies of such Tax records. Sellers, Purchaser, and their respective Affiliates shall make available to each other (at no cost to the requesting Party) for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Conveyed Entities or the Non-Transferred Assets to the extent reasonably required by the other Party in connection with the preparation of Tax Returns, audits, litigations, or the resolution of items under this ARTICLE VII. Sellers, Purchaser, and their respective Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period of not less than ten (10) years after the Closing Date.

Section 7.10 Dispute Resolution. If Sellers and Purchaser fail to agree on the resolution of any of the matters in this ARTICLE VII that require the agreement of the Parties or otherwise disagree about the proper interpretation or operation of any provision of this ARTICLE VII, then such matter shall be referred to the Accountant for binding arbitration. Sellers and Purchaser shall deliver to the Accountant copies of any schedules or documentation that may reasonably be required by the Accountant to make its determination. Each of Purchaser and Sellers shall be entitled to submit to the Accountant a memorandum setting forth its position with respect to such arbitration. The Accountant shall render a determination within sixty (60) days of the referral of such matter for binding arbitration. Sellers or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Accountant within ten (10) days of the date on which the Accountant makes its determination. The determination of the Accountant shall be final and binding on all Parties. The costs incurred in retaining the Accountant shall be shared equally, fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

Section 7.11 Payment. All amounts required to be paid to a Party under this ARTICLE VII shall be paid in Dollars and translated from local currency at the spot rate. If a Party (the “Payor”) fails to make a payment due and owing under this ARTICLE VII to the other Party or any of its Affiliates (the “Payee”) within thirty (30) days of the date prescribed by this ARTICLE VII, the Payor will pay to the Payee interest (such interest to be calculated on the basis of a year of 360 days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum.

Section 7.12 Termination of Tax Allocation Agreements. Immediately prior to the close of business on the Closing Date, (i) all Tax allocation or sharing agreements or arrangements existing between any of Sellers or any of their Affiliates, on the one hand, and any of the Conveyed Entities, on the other hand, shall be terminated; and (ii) amounts due under such agreements or arrangements shall be settled as of the Closing Date in such manner as Sellers shall determine (including capitalization or distribution of amounts due or receivable under such agreements or arrangements). Upon such termination and settlement, no further payments by or to the Conveyed Entities with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Conveyed Entities and others shall cease at such time.

Section 7.13 Adjustment. All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 7.11 hereof, but including amounts payable under ARTICLE VIII hereof) shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by Law.

Section 7.14 Section 338(h)(10) Election. (a) Purchaser shall join with Sellers in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax Law (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares of the Conveyed Entities that are domestic corporations.

(b) Sellers shall prepare all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, Purchaser and Sellers each shall execute two (2) copies of Internal Revenue Service Form 8023 (or successor form) and timely file such Form 8023 in accordance with IRS guidelines. Purchaser shall execute (or cause to be executed) and deliver to Sellers such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten (10) days prior to the date such documents or forms are required to be filed.

(c) The Parties agree that, for purposes of the Section 338(h)(10) Election, the ‘aggregate deemed sales price’ with respect to the assets of the Conveyed Entities that are domestic corporations based upon the amount of the Purchase Price allocated to the Shares of the Conveyed Entities pursuant to Section 2.8, shall be allocated for purposes of Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Tax Law, as appropriate) (the “ADSP Allocation”) in accordance with the procedures provided in Section 2.8, substituting “ADSP Allocation” for “Allocation” therein, which allocation shall be binding upon Sellers the Conveyed Entities and Purchaser.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. (a) The respective representations and warranties of Sellers and Purchaser contained in ARTICLE III and ARTICLE IV shall survive the Closing until the date that is fifteen (15) months from the Closing Date; provided that the representations and warranties set forth in (i) (A) Section 3.1 (Organization and Qualification), Section 3.2 (Corporate Authority; Binding Effect), Section 3.3 (Conveyed Entities; Capital Structure), Section 3.20(a) (Title to Assets), Section 3.22 (Illegal Payments) and Section 3.23 (Government Contracts) shall survive for the statute of limitations applicable thereto; and (B) Section 3.6(b) (Undisclosed Liabilities), Section 3.14 (Intellectual Property) and Section 3.20(b) (Sufficiency) shall survive the Closing until the date that is twenty-four (24) months from the Closing; (ii) Section 4.1 (Organization and Qualification) and Section 4.2 (Corporate Authority; Binding Effect) (such representations and warranties, the “Purchaser Specified Representations”) shall survive for the statute of limitations applicable thereto; and (iii) Section 3.11 (Environmental Matters) shall survive as set forth in Section 8.2(c) hereof. The applicable date on which the periods referenced in this Section 8.1 expire shall be referred to collectively, and in each case as the context may require, as the “Expiration Date.” The representations and warranties contained in Section 3.1 (Organization and Qualification),

Section 3.2 (Corporate Authority; Binding Effect), Section 3.3 (Conveyed Entities; Capital Structure), Section 3.6(b) (Undisclosed Liabilities), Section 3.14 (Intellectual Property) and Section 3.20 (Title to Assets; Sufficiency) shall be referred to as the “Seller Specified Representations.”

(b) Neither Sellers nor Purchaser shall have any liability whatsoever with respect to any representation and warranty unless a claim is made hereunder prior to the applicable Expiration Date for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification by Sellers. (a) Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, each Seller shall, jointly and severally, defend and indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, partners and agents, as the case may be (the “Purchaser Indemnitees”), and save and hold each of them harmless against, any Losses incurred by them to the extent arising out of, in connection with or related to: (i) any failure of any representation or warranty made by Sellers contained in ARTICLE III to be true and correct when made (or, with respect to those representations and warranties as of a specified date, as of such date) (it being agreed that any materiality or Material Adverse Effect qualification in a representation and warranty (other than the representation and warranty at Section 3.12(a)(xvi) hereof) shall be disregarded in determining whether any such representation and warranty has been breached); (ii) any breach of any covenant or agreement by Sellers contained in this Agreement (other than covenants contained in ARTICLE VII, which are addressed by ARTICLE VII exclusively); (iii) any Liability, whether arising out of facts or circumstances existing before or after the Closing, of the Conveyed Entities, Sellers or any of their Affiliates to the extent not related to the Business, including any Liability of Sellers or their Affiliates or Tyco or its Affiliates, and any Liabilities relating to the matters set forth in Schedule 8.2(a)(iii) hereof (any such Liabilities, the “Unassumed Liabilities”); (iv) any Excluded Environmental Liabilities; and (v) any Unpaid Transaction Expense of the Conveyed Entities to the extent not included in the calculation of Closing Date Working Capital.

(b) Subject to the rights and limitations set forth in Section 8.2(c) and Section 8.4(b), Section 8.4(d), Section 8.6, Section 8.7 and Section 8.8, after the Closing, each Seller agrees, jointly and severally, to defend and indemnify the Purchaser Indemnitees and save and hold each of them harmless against any Losses incurred by to the extent arising out of, in connection with or related to: (i) the presence or release of, or human exposure to, Hazardous Substances in, on, or beneath any Leased Real Property or any Real Property, in each case, to the extent existing or occurring on or prior to the Closing Date; and (ii) any violation of any Environmental Law by the Business or any Conveyed Entity, to the extent relating to or arising from acts or omissions occurring on or prior to the Closing Date; provided it is understood that no Losses relating to or arising from any violation if occurring for the first time after the Closing Date are recoverable under clause (ii) of this Section 8.2(b).

(c) Certain Limitations. (i) Notwithstanding anything to the contrary contained in this Agreement, (x) for any claim for indemnity made pursuant to Section 8.2(b) (an “Environmental Standalone Claim”), or a claim based on a failure of any representation or warranty made by Sellers in Section 3.11 (collectively an “Environmental Representations Claim” an Environmental Standalone Claim and an Environmental Representations Claim shall hereinafter be collectively referred to as “Environmental Indemnity Claims”), Sellers shall not be liable for such claims unless and until the aggregate amount of all indemnifiable Losses relating to such claims equals or exceeds Four-Hundred Fifty Thousand Dollars ($450,000), in which case Sellers shall be liable only for the amount of the Losses in excess of such amount; (y) from and after the Closing, the maximum aggregated amount of indemnifiable Losses which may be recovered under Section 8.2(b) shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000); and (z) Sellers shall not be liable for any Environmental Standalone Claim or Environmental Representation Claim unless such claim is made hereunder prior to September 25, 2028.

(ii) With respect to any and all Environmental Indemnity Claims, Purchaser and Sellers, as the case may be, shall act only in a “Commercially Reasonable Manner” which shall mean the most cost-effective and commercially reasonable method for investigation, remediation, removal, corrective action, containment, monitoring and/or other response action permitted by applicable Environmental Laws, determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Laws in effect as of the Closing (it being understood that Commercially Reasonable Manner shall include the use of risk-based remedies, institutional or engineering controls, or deed restrictions, based on the use of the property at Closing).

(iii) Sellers shall have no obligations for any Environmental Indemnity Claim to the extent Losses thereunder result from or are the consequence of any action (including disclosure, report or other communication from the Purchaser and its Affiliates (or their agents) to any Governmental Authority or other third party or any Phase II or other intrusive investigations or sampling, testing or monitoring of the soil, surface water or groundwater performed by Purchaser or its Affiliates (or their agents)) that is not (A) required by an Environmental Law; or (B) necessary to address a condition first discovered as a result of construction activities at, on or beneath a Leased Real property or Real Property.

(iv) Sellers shall have no obligation for any Environmental Indemnity Claim to the extent Losses result, in whole or in part, from any change in use of any Leased Real Property, any Real Property or the property subject to the Sublease Agreement from its current use to any non-industrial use after the Closing Date.

(v) From and after the Closing Date, with respect to the Business, any Leased Real Property or any Real Property, Purchaser shall, and will cause each of its Affiliates and Subsidiaries to, comply with all applicable Environmental Laws in all material respects.

(vi) The Purchaser Indemnitees shall be permitted to assign all of their rights to bring an Environmental Indemnity Claim; provided that no more than one such assignment may be made by all the Purchaser Indemnitees, taken as a whole, and; provided, further, that any such assignment, if made, shall be effective if, and only if, the assignee agrees in writing to be bound to all of the limitations applicable to Environmental Indemnity Claims set forth in this ARTICLE VIII.

(d) Environmental Procedures. (i) Sellers shall have the right, but not the obligation, to conduct and control the defense or negotiation (including any investigatory, monitoring, response or remedial actions) of any Environmental Indemnity Claim for which Purchaser Indemnitees are entitled to indemnification pursuant to Section 8.2(a) or Section 8.2(b), including its resolution, compromise or settlement, with counsel and environmental consultant selected, if any, by Sellers. No resolution, compromise or settlement in respect of such Environmental Indemnity Claim may be reached by Sellers without Purchaser’s prior consent (which consent shall not be unreasonably withheld or delayed). In the event Sellers elect to control the defense or negotiation of any Environmental Indemnity Claim, Purchaser shall provide Sellers with reasonable access to its properties and employees. In the event Sellers elect not to control the defense of any Environmental Indemnity Claim, Purchaser shall control the defense of such Environmental Indemnity Claim, including its resolution, compromise or settlement, and no resolution, compromise or settlement in respect of such Environmental Indemnity Claim may be reached by Purchaser without a Seller’s prior consent (which consent shall not be unreasonably withheld or delayed).

(ii) Purchaser and Sellers, at their sole cost, as the case may be, with respect to any matter managed and controlled by the other, shall have the right to (x) participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by the controlling party) with respect to any Environmental Indemnity Claim and shall be provided with reasonable advance notice of the same and (y) review in advance and provide comments on any documents proposed to be submitted to Governmental Authorities or other third parties.

(iii) Sellers and Purchaser agree that the issuance in respect of an Environmental Indemnity Claim of a “no further action” letter or the equivalent indicia of completion issued by any Governmental Authority having jurisdiction over remediation (“NFA Letter”) shall constitute completion of a Seller’s obligation for such Environmental Indemnity Claim; provided, however, that in the event the NFA Letter contains re-openers or other provisions that reserve the right of the issuing Governmental Authority to require additional investigation and/or remediation of Hazardous Substances or seek additional damages (“Re-Opener”) and that Re-Opener is triggered before the twentieth anniversary of the Closing Date, Seller shall not invoke the receipt of the NFA Letter to avoid fulfilling its obligations with respect to such Environmental Indemnity Claim.

(iv) In the event of any inconsistency between the terms of this Section 8.2 and the other provisions in ARTICLE VIII, the provisions of this Section 8.2 shall control.

Section 8.3 Indemnification by Purchaser. Subject to the limitations set forth in this ARTICLE VIII, after the Closing, Purchaser agrees to defend and indemnify Sellers, their Affiliates and each of their respective officers, directors, employees, stockholders, partners and agents, as the case may be (“Seller Indemnitees”) and save and hold each of them harmless against any Losses incurred by them to the extent arising out of, in connection with or related to: (i) any failure of any representation or warranty made by Purchaser contained in ARTICLE IV to be true and correct when made (or, with respect to those representations and warranties as of a specified date, as of such date); (ii) any breach of any covenant or agreement by Purchaser contained in this Agreement other than covenants contained in ARTICLE VII, which are addressed in ARTICLE VII exclusively; and (iii) events occurring on or after the Closing Date to the extent such events are in connection with the operation of the Business by the Purchaser and its Affiliates or the Shares (provided that, any services provided by the Sellers or any of their Affiliates under any of the Transaction Documents other than this Agreement shall not be deemed to be “the operation of the Business by the Purchaser and its Affiliates”).

Section 8.4 Limitation on Indemnification, Mitigation. (a) Notwithstanding anything to the contrary contained in this Agreement, neither Sellers nor Purchaser shall be liable for any claim for indemnification pursuant to Section 8.2(a)(i) (other than with respect to the Seller Specified Representations) or Section 8.3(i) (other than with respect to the Purchaser Specified Representations), as the case may be, (i) for any individual item where the Loss relating thereto is less than Ten Thousand Dollars ($10,000) (the “Per-Claim Deductible”) and (ii) unless and until the aggregate amount of all such indemnifiable Losses which may be recovered from Sellers or Purchaser, as the case may be, equals or exceeds Four-Hundred Fifty Thousand Dollars ($450,000), in which case Sellers or Purchaser, as the case may be, shall be liable only for the amount of the Losses in excess of such amount. It is further agreed that the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification (A) pursuant to Section 8.2(a)(i) (other than with respect to the Seller Specified Representations), shall be an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000) and (B) pursuant to Section 8.3(i) shall be an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000). It is understood and agreed that the limitations contained in this Section 8.4 are separate and distinct from those contained in Section 8.2(c)(i).

(b) Purchaser acknowledges and agrees that Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Purchaser (other than actions taken by Purchaser to exercise or enforce its rights under this Agreements and any actions related thereto) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss required to be taken in accordance with applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including, if so required, incurring costs only to the minimum extent necessary pursuant to applicable Law to remedy the breach which gives rise to the Loss.

(c) Sellers acknowledge and agree that Purchaser shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by a Seller (other than actions taken by any such Seller to exercise or enforce its rights under this Agreements and any actions related thereto) after the Closing Date. Each Seller shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss required to be taken in accordance with applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including, if so required, incurring costs only to the minimum extent necessary pursuant to applicable Law to remedy the breach which gives rise to the Loss.

(d) Notwithstanding anything in this Agreement to the contrary, except for any liability of Sellers under ARTICLE VII, Section 8.2(a)(iii) and Section 8.2(a)(iv), the aggregate liability of Sellers under this Agreement with respect to Losses to Purchaser Indemnitees for indemnification with respect to this Agreement shall not be in excess of the

Overall Cap Amount, provided, however, that the aggregate liability of Sellers pursuant to Section 8.1(a)(i) in respect of any representation and warranty contained in Section 3.6(b) (Undisclosed Liabilities) and Section 3.14 (Intellectual Property), but only clauses (a) and (c) thereof, shall be fifty percent (50%) of the Overall Cap Amount, provided, further, that the aggregate liability of Sellers pursuant to Section 8.1(a)(i) in respect of any representation and warranty contained in Section 3.14 (Intellectual Property), but only clauses (b) and (d) thereof, shall be Thirteen Million Five Hundred Thousand ($13,500,000). Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Purchaser under this Agreement with respect to Losses to Seller Indemnitees for indemnification with respect to this Agreement shall not be in excess of the Overall Cap Amount. For purposes of this Agreement, “Overall Cap Amount” shall mean, at any time, the sum of (i) the Closing Cash Consideration; plus (ii) the principal amount of the Short Term Note and all interest accrued or paid thereon at or prior to such time, plus, (iii) the principal amount of the Secured Promissory Note and all interest accrued or paid thereon at or prior to such time, plus (iv) the aggregate amount of any Earn-Out Payments paid at or prior to such time (to a maximum of the Earn-Out Cap), plus (v) the aggregate amount of any Sellers’ Profit on Sale paid or converted into a note prior to such time (as determined in accordance with the terms of the letter attached as Exhibit J hereto), provided, however, that to the extent the Losses recoverable pursuant to this Agreement by the Purchaser Indemnitees or Seller Indemnitees, as the case may be, exceeds the Overall Cap Amount at any given time, such Purchaser Indemnitees or Seller Indemnitees, as the case may be, shall have the right to recover such excess (through the Set-Off Right or otherwise) from Sellers or Purchaser, as the case may be, if the Overall Cap Amount increases at a later time (e.g. through the payment of additional Earn-Out Payments).

(e) Notwithstanding anything to the contrary contained in this ARTICLE VIII, nothing in this Agreement will limit any remedy or claim for Losses that an Indemnified Party may have against any other Person to the extent arising out of fraud or willful breach of this Agreement.

(f) All indemnification payments made hereunder shall be treated by all Parties as an adjustment to the Purchase Price.

Section 8.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 7.6, Section 8.2(a), Section 8.2(b) or Section 8.3 shall be net of (i) any accruals or reserves on the Balance Sheet or included in the determination of the Closing Date Working Capital with respect to the specific Loss in question, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party, (iii) any insurance proceeds or other sources of reimbursement actually received or realized by an Indemnified Party as an offset against such Loss (other than pursuant to this Agreement), but after reduction for costs of collection and net of any increase in insurance premiums, in each case, to the extent related to the payment of such insurance proceeds or source of reimbursement (each Person named in clauses (ii) and (iii), a “Collateral Source”; it being understood and agreed that no party will be obligated to seek any payment, indemnification or reimbursement from any Collateral Source), and (iv) an amount equal to the net Tax benefit, if any, actually recognized and attributable to such Loss in the year in which the claim is made after taking into account any reduction in future Tax deductions. The Indemnifying Party may request an Indemnified Party to assign the rights to seek recovery from any available Collateral Source, which may be granted or denied in the Indemnified Party’s sole discretion; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 7.6, Section 8.2(a), Section 8.2(b) or Section 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 7.6, Section 8.2(a), Section 8.2(b) or Section 8.3. Notwithstanding anything herein to the contrary, in no event shall “Losses” be calculated based upon any multiple of lost earnings or similar methodology used to value the Business or the Conveyed Entities.

Section 8.6 Indemnification Procedure. (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 5.5(c), Section 5.6(b), Section 8.2 or Section 8.3 hereof (an “Indemnified Party”), including any claim by a third party described in Section 8.7, which might give rise to indemnification hereunder, then such Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or other claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure of an Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice of objection (an “Objection Certificate”) to such effect, which Objection Certificate shall specify in reasonable detail the basis for such objection. Upon timely delivery by an Indemnifying Party of an Objection Certificate, such Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such Objection Certificate, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected in an Objection Certificate. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts specified in an Objection Certificate within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 10.9(b).

(c) Claims for Losses covered by a memorandum of agreement of the nature described in Section 8.6(b), claims for Losses the validity and amount of which have been resolved by a court of competent jurisdiction as described in Section 8.6(b), claims for Losses set forth in a Claim Certificate which were not timely objected to in an Objection Certificate pursuant to Section 8.6(b) or claims for Losses which have been settled with the consent of the Indemnifying Party (not to be unreasonably withheld or delayed) as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment, provided, however, during such time as any principal amount of the Secured Promissory Note or the Short Term Note remains outstanding, Purchaser shall first seek recourse for any Agreed Claims pursuant to the Set-Off Right by way of a reduction in the principal amount of the Secured Promissory Note or the Short Term Note.

Section 8.7 Third-Party Claims. (a) If a claim by a third-party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this ARTICLE VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any such third party claim, action, suit or proceeding (a “Third-Party Claim”). If the Indemnifying Party elects to conduct and control any Third-Party Claim, it shall, within thirty (30) days of receipt of notice of such Third-Party Claim, notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to conduct and control any Third Party Claim, the Indemnified Party may conduct and control any Third-Party Claim. Notwithstanding the foregoing, if any Purchaser Indemnitee is an Indemnified Party in connection with a Third-Party Claim involving any Intellectual Property, any then current employee, any then current customer or supplier, or any Taxes, in each case, of the Business, Purchaser may control the defense of such Third Party Claim through counsel of its choosing, subject to reasonable input from Sellers, and at its own expense. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit which the Indemnifying Party has elected to assume the defense of through counsel chosen by the Indemnifying Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. Notwithstanding anything in this Section 8.7(a) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third-Party

Claim unless the settlement or compromise involves only the payment of monetary damages. Notwithstanding anything in this Section 8.7(a) to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party, settle or compromise any Third-Party Claim.

(b) The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.8 Sole Remedy/Waiver. The Parties acknowledge and agree that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any misrepresentation or breach of the warranties or covenants contained in this Agreement. In furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) for breach of the warranties or covenants contained in this Agreement; provided, however, that the foregoing shall not apply to deliberate misrepresentations by any Party or any of its Affiliates.

Section 8.9 Transaction Documents. The Parties acknowledge that any liability of any Party under any Transaction Documents (other than this Agreement) shall be governed solely by the terms of such Transaction Documents and shall not impact any Party’s rights under this ARTICLE VIII (which shall be without duplication).

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Except as otherwise expressly provided in this Agreement, any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

To Sellers:

Cobham Defense Electronic Systems Corporation

58 Main Street, Route 117

Bolton, Massachusetts 01740

Attn: President

Facsimile: (978) 779-2906

and

Lockman Electronic Holdings Limited

Brook Road

Wimborne

Dorset BH21 2BJ

ENGLAND

Attn: Chief Legal Officer

Facsimile: +44 1202 840523

with a copy (which shall not constitute notice) to:

Cobham plc

Brook Road

Wimborne

Dorset BH21 2BJ

ENGLAND

Attn: Chief Legal Officer

Facsimile: +44 1202 840523

and

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza

Suite 800

Buffalo, New York 14202

Attn:    Joseph P. Kubarek, Esq.

            Kristen M. Birmingham, Esq.

Facsimile: (716) 856-0432

To Purchaser:

Kiwi Stone Acquisition Corp.

c/o GaAs Labs, LLC

28013 Arastradero Road

Los Altos Hills, California, 94022

Attn: John Ocampo

Facsimile: (831) 324-9410

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attn:    Steven V. Bernard, Esq.

            Lawrence M. Chu, Esq.

            Selwyn B. Goldberg, Esq.

Facsimile: (650) 493-6811

Section 10.2 Amendment; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates, provided, that Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits), together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters except for any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers or their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

Section 10.6 Public Disclosure. Notwithstanding anything herein to the contrary, each of Purchaser and Sellers agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 10.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Sellers all books and records furnished by Sellers, any Conveyed Entity or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 10.9 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles of such state.

(b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Sellers and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.9(b).

(c) EACH OF PURCHASER AND SELLERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLERS (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

(d) The Parties agree that the prevailing party or parties, as the case may be, in any suit, action or proceeding relating to this Agreement shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys’ fees, from the non-prevailing party. For purposes of this Section 10.9(d), each of the “prevailing party” and the “non-prevailing party” in any suit, action or proceeding shall be the party designated as such by the court or other appropriate official presiding over such suit, action or proceeding, such determination to be made as a part of the judgment rendered thereby.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.11 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.12 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 Set-Off. In addition to any other remedies Purchaser may have hereunder, Purchaser shall have the right (exercisable in its sole discretion) to set off against any amount required to be paid to Purchaser hereunder (including any Losses to which any Purchaser Indemnitee is entitled to payment from the Sellers under ARTICLE VIII) against amount required to be paid by Purchaser (including any Earn-Out Payment or by seeking recourse by way of a reduction in the principal amount of the Secured Promissory Note or the Short Term Note, or against any Sellers’ Profit on Sale, whether payable in cash or in a the form of a note) (such right, the “Set-Off Right”); provided, however, that the Set-Off Right may not be exercised by Purchaser for amounts due to Purchaser unless (a) all Parties agree with respect to the amount to which Purchaser is entitled under this Agreement in accordance with the procedures set forth in this Agreement, or for amounts due under ARTICLE VIII, such amounts are Agreed Claims, or (b) a court of competent jurisdiction issues a judgment establishing Purchaser’s rights (provided that, if such judgment is subsequently overturned by a proper court of appeal, Purchaser shall promptly pay such amounts that have been set off under the Set-Off Right back to Sellers).

*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

COBHAM DEFENSE ELECTRONIC SYSTEMS CORPORATION

By:	/s/ David L. Fuller
Name: David L. Fuller
Title: Clerk and Treasurer

LOCKMAN ELECTRONIC HOLDINGS LIMITED

By:	/s/ Charles P. Stuff
Name: Charles P. Stuff
Title: Director

KIWI STONE ACQUISITION CORP.

By:	/s/ John Ocampo
Name: John Ocampo
Title: President